UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material under § 240.14a-12

EQUITY ONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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410 Park Avenue, Suite 1220

New York, New York 10022

(212) 796-1760

April 1, 2016

Dear stockholder:

The board of directors and officers of Equity One, Inc., a Maryland corporation, join us in extending to you a cordial invitation to attend the 2016 annual meeting of our stockholders. This meeting will be held on Friday, May 13, 2016, at 9:00 a.m., local time, at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022.

As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, on or about April 1, 2016 to our stockholders of record as of the close of business on March 7, 2016. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.

If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 13, 2016.

Sincerely,

CHAIM KATZMAN	DAVID LUKES
Chairman of the Board	Chief Executive Officer

EQUITY ONE, INC.

410 Park Avenue, Suite 1220

New York, New York 10022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 13, 2016

To our stockholders:

You are cordially invited to attend the 2016 annual meeting of the stockholders of Equity One, Inc., a Maryland corporation, which will be held at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, on Friday, May 13, 2016 at 9:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of Joseph Azrack, Cynthia Cohen, Neil Flanzraich, Jordan Heller, Chaim Katzman, Peter Linneman, David Lukes, Galia Maor and Dori Segal as directors, each to hold office until our 2017 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2016 fiscal year;

3.	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

4.	The approval of the material terms of the performance goals under the Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of compensation deductibility under Internal Revenue Code Section 162(m); and

5.	The transaction of such other business as may properly come before the annual meeting, including any postponements or adjournments of the meeting.

If you own shares of our common stock as of the close of business on March 7, 2016, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials, or E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who authorize a proxy to vote over the Internet, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors

AARON KITLOWSKI
Vice President, General Counsel and Secretary

New York, New York

April 1, 2016

(i)

Page

Summary Compensation Table	31

Grants of Plan-Based Awards For 2015	33

Outstanding Equity Awards at Fiscal Year-End 2015	34

2015 Option Exercises and Stock Vested	35

Director Compensation	36

Potential Payments upon Termination or Change of Control	38

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated on the Last Business Day of 2015	44

Proposal 3 – Advisory Vote on Approval of Named Executive Officer Compensation	45

Proposal 4 – Approval of Material Terms of Performance Goals under Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of Compensation Deductibility under Internal Revenue Code Section 162(m)	46

Introduction	46
Material Terms of the Performance Criteria	46
Group of Employees Covered	46
Performance Criteria	46
Per-Person Maximum Limits	47
Vote Required	47

Security Ownership	48

Section 16(a) Beneficial Ownership Reporting Compliance	50

Certain Transactions	51

Agreement Regarding IFRS Financial Reporting	51
Lease Agreement	51
Corporate Use of Personal Aircraft	51
Private Placement	52
At-The-Market Program Purchase Option	52
Secondary Offering	52

Stockholder Proposals	53

2015 Annual Report	53

Other Matters	53

ANNEX A: INFORMATION REGARDING CERTAIN FINANCIAL MEASURES	A-1

(ii)

2016 ANNUAL MEETING

OF

STOCKHOLDERS OF EQUITY ONE, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York 10022 on Friday, May 13, 2016, at 9:00 a.m., local time. Pursuant to the rules of the Securities and Exchange Commission, or SEC, we have provided access to our proxy materials over the Internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials, which we refer to as the “E-proxy notice,” beginning on or about April 1, 2016 to our stockholders of record as of the close of business on March 7, 2016. The E-proxy notice and this proxy statement summarize the information that you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	Who is entitled to vote?

A:	All stockholders of record as of the close of business on March 7, 2016, the record date, are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to you for consideration. Our stockholders do not have the right to cumulate their votes for directors.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 141,768,667 shares of common stock were issued and outstanding. If less than a majority of votes entitled to be cast are represented at the annual meeting, the chairman of the meeting or a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 7, 2016. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How do I vote?

A:

Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a proxy properly submitted via the Internet, mail or telephone, your proxy will vote to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors,” in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm,” in favor of (FOR) “Proposal 3 – Advisory Vote On Approval of Named Executive Officer Compensation,” in favor of (FOR) “Proposal 4 – Approval of the Material Terms of the Performance Goals under the Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of Compensation Deductibility under Internal

Revenue Code Section 162(m)” and in the discretion of your proxy as to all other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you should instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and the Internet.

Q:	What am I voting on?

A:	You will be voting on:

•	The election of nine directors to hold office until our 2017 annual meeting of stockholders and until his or her successor has been elected and qualifies;

•	The ratification of the appointment of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2016;

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this proxy statement; and

•	The approval of the material terms of the performance goals under the Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of compensation deductibility under Internal Revenue Code Section 162(m).

In addition, your proxies will have the authority to vote in their discretion as to such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of a director nominee requires a plurality of the votes cast.

Proposal 2: Ratification of Appointment of Independent Registered Certified Public Accounting Firm	Ratification of the appointment of the independent registered certified public accounting firm requires a majority of the votes cast.

Proposal 3: Advisory Vote On Approval of Named Executive Officer Compensation	The approval of the compensation of our named executive officers requires a majority of the votes cast.

Proposal 4: Approval of Material Terms of Performance Goals under Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of Compensation Deductibility under Internal Revenue Code Section 162(m)

The approval of the material terms of the performance goals requires a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:	Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors, the ratification of the independent registered certified public accounting firm, the advisory vote on executive compensation and the approval of the material terms of the performance goals under the Amended and Restated 2000 Executive Incentive Compensation Plan, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Under the rules of the New York Stock Exchange, or NYSE, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered certified public accounting firm. Therefore, brokerage firms may vote such shares with respect to Proposal 2. The election of directors, the advisory vote on executive compensation and the approval of the material terms of the performance goals under the Amended and Restated 2000 Executive Incentive Compensation Plan are considered “non-routine” matters under the rules of the NYSE. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable NYSE rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the stockholder and, accordingly, any such shares without voting instruction will be “broker non-votes.”

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting of which we were not properly notified at our principal executive offices on or before November 28, 2015, or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted:

•	to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors;”

•	in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm;”

•	in favor of (FOR) “Proposal 3 – Advisory Vote on Approval of Named Executive Officer Compensation;”

•	in favor of (FOR) “Proposal 4 – Approval of the Material Terms of the Performance Goals under the Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of Compensation Deductibility under Internal Revenue Code Section 162(m);” and

•	in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the E-proxy notice and, to the extent requested by our stockholders, this proxy statement and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	How do I submit a proposal for the 2017 annual meeting?

A:

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than 5:00 p.m., Eastern Time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2017 annual meeting, but not included in our proxy statement, must be received by our corporate secretary on or after November 2, 2016 and prior to 5:00 p.m., Eastern Time, on December 2, 2016. Proposals should be mailed to the attention of our corporate secretary at 410 Park Avenue, Suite 1220, New York, New York 10022. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address. The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2017 annual meeting of stockholders is December 2, 2016. Such proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2017 annual meeting.

Q:	What does it mean if I receive more than one E-proxy notice?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the E-proxy notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the Company’s website?

A:	Yes. Our website is located at www.equityone.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Equity One, Inc., 410 Park Avenue, Suite 1220, New York, New York 10022, Attention: Investor Relations.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management also occur apart from such meetings. The board and each of its committees – audit, compensation, executive and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of conduct and ethics may be viewed on our website at www.equityone.com under the “Investors” tab. These documents are also available without charge to stockholders who request them by contacting Equity One, Inc. — Investor Relations, at 410 Park Avenue, Suite 1220, New York, New York 10022.

Independent Directors

Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The board of directors has determined that each of Messrs. Azrack (upon his election to the board), Flanzraich, Heller and Linneman and Misses Cohen and Maor currently satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. The board of directors made the same determination in 2015 with respect to the independence of David Fischel, a former member of the board. In making this determination, the board of directors considered those transactions reported below under “Certain Transactions” and all transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including:

Name	Relationship or Transaction

Peter Linneman, Ph.D.	Dr. Linneman currently serves as a director of Atrium European Real Estate Ltd., an affiliate of Gazit-Globe, Ltd., one of our principal, indirect stockholders (“Gazit”). Mr. Katzman is the chairman of Atrium European Real Estate Ltd. and Gazit. Dr. Linneman is also the founder and chief executive officer of the American Land Fund, a private real estate equity fund, in which Gazit is a 3% minority investor.

Nominations for Directors

The nominating and corporate governance committee, or nominating committee, will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. In evaluating nominees for director, the nominating committee does not differentiate between nominees recommended by stockholders and others. In identifying and evaluating candidates to be nominated for director, the nominating committee reviews the desired experience, mix of skills and other qualities required for appropriate board composition, taking into account the current board members and our specific needs as well as those of the board. This process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. In addition to the personal qualifications of each candidate, the nominating committee will consider, among other things, the following:

•	if the nominee will consent to being named in the proxy and serving, if elected, on the board;

•	whether the candidate qualifies as “independent” under the NYSE rules;

•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving our company;

•	transactions and relationships between the nominee and the recommending stockholder, on the one hand, and us or our management, on the other hand;

•	the nominee’s trading history in our stock and his or her current stock ownership information;

•	any material proceedings to which the nominee or his or her associates is a party that are adverse to our company;

•	information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for us; and

•	whether the nominating stockholder and nominee seek to use the nomination to redress personal claims or grievances against us or others, or to further personal interests or special interests not shared by our stockholders at large.

The nominating committee also reserves the right to request such additional information as it deems appropriate.

Although the nominating committee’s charter permits it to engage a search firm to identify director candidates, we did not pay fees to any third parties to assist in the process of identifying or evaluating director candidates to stand for election at the 2016 annual meeting.

Executive Sessions

Pursuant to our corporate governance guidelines, our non-management directors meet in separate executive sessions at least four times a year and as otherwise determined by the lead director (discussed below). Generally, executive sessions are held at the outset of each quarterly meeting of the board. The lead director may invite our chief executive officer or others, as he deems appropriate, to attend a portion of these sessions.  The non-management directors met four times in executive sessions in 2015.

Board Leadership Structure

On an ongoing basis, our nominating and corporate governance committee evaluates the structure and composition of our board of directors, including the current leadership structure and discusses its recommendations with the full board to ensure that our leadership structure is appropriate given the specific characteristics and circumstances of our business.

Our board does not have a policy with respect to the separation of the offices of chairman of the board and chief executive officer. Rather, our board believes that this issue is part of the succession planning process and that it is in the best interests of the company for the board to make a determination when it elects a chief executive officer. Since December 2006, Chaim Katzman has served as the chairman of our board and Jeffrey Olson (December 2006 to May 2014) and David Lukes (June 2014 to present) have served as our chief executive officers.

In May 2006, Neil Flanzraich was elected to serve as our lead director and has served in that capacity since that time. The lead director is an independent director who acts in a lead capacity to coordinate the other independent directors, chair the executive sessions of the non-management directors and perform such other functions as the board may direct. The lead director would also preside over meetings of our board of directors to the extent there were matters involving conflicts with our majority stockholder, with whom our chairman is affiliated.

Stockholder Communications

Our board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our board, its committees, the lead director or the non-management directors or independent directors as a group in a writing addressed to Equity One, Inc., Board of Directors, c/o Corporate Secretary, 410 Park Avenue, Suite 1220, New York, New York 10022. Such communications may be made on an anonymous or confidential basis. The board has instructed our corporate secretary to promptly forward all such communications to the specified addressees thereof.

Risk Oversight

Our board provides oversight of the company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks. Our board believes that the current separation of the roles of chairman of the board and chief executive officer facilitates communication between senior management and the full board of directors about risk oversight and therefore strengthens the board’s risk oversight activities. In addition, as reflected in the audit committee charter, our board has delegated to the audit committee responsibility to oversee, discuss and evaluate the company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the audit committee provides reports to and receives direction from the full board regarding the company’s risk management policies and guidelines, as well as the audit committee’s risk oversight activities.

Code of Conduct and Ethics

Our board of directors has adopted a code of conduct and ethics that applies to all of our directors, officers, employees and independent contractors. The code also has specific provisions applicable to all employees with access to, and responsibility for, matters of finance and financial management, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The full text of the code of conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or any other executive officers or directors by posting such information within four business days of such amendment or waiver on our website at www.equityone.com.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During the fiscal year ended December 31, 2015, our board of directors held a total of seven meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee. Although we have no specific requirement regarding the attendance at the annual meeting of stockholders by our directors, in 2015 all but one of our directors attended the annual meeting in person.

Committee Membership

We have four standing committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee.

The current members of our committees are as follows:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive

Cynthia Cohen+	X		X
Neil Flanzraich+**		X*	X
Jordan Heller+		X	X*
Chaim Katzman				X*
Peter Linneman+	X*	X		X
David Lukes				X
Galia Maor+	X
Dori Segal				X

*	Chair
**	Lead Director
+	Independent

Executive Committee. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee may only approve the sale or acquisition of properties with a purchase price of no more than $60 million, the sale or acquisition of undeveloped land with a purchase price of no more than $30 million, budgets for the development or redevelopment of properties of no more than $50 million and financings of no more than $100 million. The executive committee did not meet during the year ended December 31, 2015.

Audit Committee. The members of the audit committee are “independent,” as defined under the NYSE listing standards and the rules and regulations of the SEC. The board has determined that each of Misses Cohen and Maor and Dr. Linneman qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. In addition to our audit committee, Dr. Linneman also serves on the audit committees of four other public companies’ boards of directors. Our board of directors has determined that Dr. Linneman’s service on such committees does not impair his ability to effectively serve as the chairman of our audit committee.

The audit committee’s functions include reviewing and discussing our financial statements, reviewing and discussing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K with our management and independent registered certified public accounting firm, in its sole discretion retaining and terminating the engagement of our independent registered certified public accounting firm, determining the independence of such firm and discussing with management and the independent registered certified public accounting firm the quality and adequacy of our disclosure controls and procedures and internal controls. The audit committee is also responsible for overseeing, discussing and evaluating our guidelines, policies and processes with respect to risk assessment and the steps management has taken to monitor and control risk exposure, and advises the board of directors with respect to such matters, as appropriate. The audit committee met nine times during the year ended December 31, 2015.

Please refer to the audit committee report, which is set forth on page 18 of this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2015.

Compensation Committee. The members of the compensation committee are “independent,” as defined under the NYSE listing standards and the rules and regulations of the SEC. The compensation committee’s functions consist of administering our Amended and Restated 2000 Executive Incentive Compensation Plan, which we refer to as the 2000 plan, and our employee stock purchase plan, recommending, designing and approving our salary, bonus and benefits policies, including our executive compensation programs, reviewing the relationship between our compensation practices and effective risk management, discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our annual report on Form 10-K and proxy statement, and monitoring and discussing senior management succession planning. The compensation committee has the power to create subcommittees with such powers as the compensation committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis – Management’s and Advisor’s Role in Compensation Decisions.” The compensation committee met six times during the year ended December 31, 2015.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are “independent,” as defined under the NYSE listing standards. The committee’s duties include identifying and recommending candidates for appointment, election or reelection to the board, considering issues and making recommendations concerning the size, composition, organization, leadership and effectiveness of the board, including committee assignments, establishing and overseeing procedures for annual assessment of board and director performance, evaluating issues of corporate governance, making recommendations to the board regarding our governance policies and practices and monitoring compliance with stock ownership requirements for directors and executive officers. The nominating and corporate governance committee met four times during the year ended December 31, 2015.

Compensation Committee Interlocks and Insider Participation

The compensation committee consists of Messrs. Flanzraich, Heller and Linneman. No member of the compensation committee during 2015 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors proposes that the nominees described below be elected for a one-year term and until their successors are duly elected and qualify. All nominees, other than Mr. Azrack, are currently serving as our directors. The nominating and corporate governance committee oversaw the selection of a new director to replace Mr. Fischel who resigned from our board in January 2016, and Mr. Katzman initially recommended Mr. Azrack to the committee.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age

Joseph Azrack	Mr. Azrack is the principal of Azrack & Company, a real estate investment and advisory firm located in New York City which he founded in January 2015. Since June 2014, Mr. Azrack has also served as a director of the Berkshire Group, a private real estate investment management company focused on the ownership of multifamily properties and venture investing. Since January 2015, Mr. Azrack has also served as the executive chairman of the Safanad real estate group, a global principal investment firm with offices in New York, London and Dubai. From 2008 through 2014, Mr. Azrack was the managing partner, chairman and senior advisor at Apollo Global Real Estate Management. In this capacity, he served as the chairman and chief executive officer of Apollo Commercial Real Estate Finance, Inc., a publicly traded company listed on the New York Stock Exchange, and a director of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe, the shares of which are dual listed on the Vienna and NYSE Euronext Amsterdam Stock Exchanges, and which is an affiliate of Gazit. Mr. Azrack is also an adjunct professor at the Columbia University Graduate School of Business where he has taught real estate entrepreneurship since October 2014. Mr. Azrack received a B.S. from Villanova University and a Master of Business Administration from Columbia University. Mr. Azrack is 68 years old. Our board of directors has concluded that Mr. Azrack’s qualifications to serve on our board include his real estate and financial expertise as well as his experience as an investor and executive of real estate companies.

Cynthia Cohen	Ms. Cohen was elected as a director in 2006. She founded and is President of Strategic Mindshare, a strategy consulting firm serving retailers, consumer brands and digital marketing firms. Ms. Cohen has served on several public company boards of directors including Steiner Leisure Limited, bebe Stores, Hot Topic and Sports Authority. She is a lecturer on board governance and serves on the board of advisors of WCD Foundation. Ms. Cohen is also an advisor and board member of several private digital and consumer product companies. She is a graduate of Boston University and is a member of the Board of Overseers there. Prior to founding Strategic Mindshare in 1990 she was a Partner in Management Consulting at Deloitte. Ms. Cohen is 63 years old. Our board of directors has concluded that Ms. Cohen’s qualifications to serve on our board include her extensive experience in the retail industry, as a retail consultant and as a board member of several public retail companies.

Neil Flanzraich	Mr. Flanzraich was elected as a director in April 2005. Mr. Flanzraich is currently the Executive Chairman of Cantex Pharmaceuticals, Inc. (formerly ParinGenix, Inc.), a privately-owned pharmaceutical company. From May 1998 to 2006, he served as a director, vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products, and as a director of IVAX Diagnostics, Inc. IVAX was acquired by Teva Pharmaceuticals in January 2006. From 1995 to 1998, Mr. Flanzraich was a shareholder and served as chairman of the life sciences legal practice

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
group of Heller Ehrman White & McAuliffe, formerly a San Francisco-based law firm. From 1981 to 1995, he served as the senior vice president, general counsel and a member of the corporate executive committee of Syntex Corporation, a pharmaceutical company. In addition to our board of directors, he is also the lead independent director of Chipotle Mexican Grill, Inc., a chain of casual fast food restaurants, which is listed on the New York Stock Exchange. Mr. Flanzraich served as a director of Rae Systems, Inc. from December 2000 until March 2009, of Javelin Pharmaceuticals, Inc. from June 2006 until its merger with Hospira, Inc. in July 2010, of Continucare Corporation from March 2002 until its acquisition by Metropolitan Health Network in October 2011, and of BELLUS Health Inc. (formerly known as Neurochem Inc.), a publicly-traded biotech company from 2006 to May 2012. Additionally, he was a member of the board of directors of privately-owned Outcomes Health Information Solutions, LLC, a provider of healthcare data retrieval, analytics and management services, until his resignation in January 2012. Mr. Flanzraich received an A.B. from Harvard College (phi beta kappa, magna cum laude) and a J.D. from Harvard Law School (magna cum laude). Mr. Flanzraich is 72 years old. Our board of directors has concluded that Mr. Flanzraich’s qualifications to serve on our board include his experience as a senior corporate executive for public companies for over 25 years and his experience as an investor in, and member of the boards of directors of, numerous publicly-traded companies.

Jordan Heller	Mr. Heller was elected to our board in May 2014. Mr. Heller is the president of Heller Wealth Advisors LLC, a comprehensive wealth management company. From 2005 to 2008 Mr. Heller was a partner of The Schonbraun McCann Group, a real estate accounting and consulting firm, heading the wealth management division. From 2001 to 2005, Mr. Heller served as a managing director at American Economic Planning Group in a similar capacity. Prior to American Economic Planning Group, Mr. Heller spent 15 years at some of the leading investment banks, including Merrill Lynch, Salomon Brothers and CIBC Oppenheimer, the majority of which time he spent heading the real estate and real estate finance securities research groups of those firms. In this capacity he played a leading role in the IPO of a significant portion of the REITs that went public during his tenure. Mr. Heller started his career in public accounting at Price Waterhouse. Mr. Heller has served as a director of Bed Bath & Beyond Inc. since 2003 and has been a member of the Board of Trustees of The New York College of Podiatric Medicine since 2013. Mr. Heller received a B.S. in Accountancy from Bentley University and a Master of Business Administration from The University of Chicago’s Booth School of Business. He is a Certified Public Accountant (CPA), Chartered Financial Analyst (CFA) and Certified Financial Planner (CFP™). Mr. Heller is 55 years old. Our board of directors has concluded that Mr. Heller’s qualifications to serve on our board include his deep knowledge of the REIT industry, his extensive experience with financial and accounting matters and his experience serving as a member of the board of directors of a public company.

Chaim Katzman	Mr. Katzman has served as the chairman of our board since he founded Equity One in 1992. He also served as our chief executive officer until December 2006 and president until November 2000. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the United States since 1980. Mr. Katzman purchased a controlling interest in Norstar Holdings Inc. (formerly known as Gazit Inc.), a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the chairman of its board and president since that time, and remains its largest stockholder. Bat’ami Katzman, Mr. Katzman’s daughter, is the vice chairman of the board of directors of Norstar Holdings Inc. Mr. Katzman has served as a director of Gazit, a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange, Toronto Stock Exchange and

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
New York Stock Exchange and one of our principal, indirect stockholders, since 1994 and as its chairman since 1995. Mr. Katzman also serves as a director of First Capital Realty Inc., an owner, operator and developer of shopping centers in Canada, the shares of which are traded on the Toronto Stock Exchange and which is an affiliate of Gazit. In 2008, Mr. Katzman was named chairman of the board of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe, the shares of which are dual listed on the Vienna and NYSE Euronext Amsterdam Stock Exchanges, and which is an affiliate of Gazit, and in 2010 he was elected to the board of Citycon Oyj, an owner, developer and operator of shopping centers in the Nordic and Baltic and the market leader in the Nordic shopping center sector, the shares of which are traded on the Helsinki Stock Exchange, and currently serves as its chairman of the board. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. Mr. Katzman is 66 years old. Our board of directors has concluded that Mr. Katzman’s qualifications to serve on our board include his experience as our chairman and founder, his real estate and financial expertise as well as his experience as an investor, owner and executive of multiple international real estate companies.

Peter Linneman, Ph.D.	Dr. Linneman was elected as a director in November 2000. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman is currently serving as an independent director of AG Mortgage Investment Trust, Inc., Paramount Group, Inc., Equity Commonwealth and Atrium European Real Estate Ltd., an affiliate of Gazit, one of our principal, indirect stockholders, by reason of Gazit’s more than 10% ownership interest in Atrium. Dr. Linneman previously served as a director of Bedford Property Investors, Inc. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both a masters and a doctorate degree in economics from the University of Chicago. Dr. Linneman is 65 years old. Our board of directors has concluded that Dr. Linneman’s qualifications to serve on our board include his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

David Lukes	Mr. Lukes was appointed to our board in June 2014. Mr. Lukes has served as chief executive officer of Equity One since June 2014 and served as our Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, he served as president and chief executive officer of Sears Holding Corporation affiliate Seritage Realty Trust from 2012 through April 2014 and as the president and chief executive officer of Olshan Properties (formerly Mall Properties, Inc.) from 2010 through 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its chief operating officer from 2008 to 2010. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania, and a Master of Science in Real Estate Development from Columbia. Mr. Lukes is 46 years old. Our board of directors has concluded that Mr. Lukes’ qualifications to serve on our board include his experience as our chief executive officer, his familiarity with the REIT industry and his general expertise in retail real estate development and operations.

Galia Maor	Ms. Maor was appointed as a director in August 2012. Ms. Maor served as President and Chief Executive Officer of Bank Leumi le-Israel B.M. Group from 1995 until 2012 after serving as Deputy General Manager of Bank Leumi from 1991 to 1995. She began her

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
professional career at Bank of Israel, serving in several senior management positions from 1963 to 1989, including Supervisor of Banks and Chairperson of the Advisory Committee on Banking Issues from 1982 to 1987. Mrs. Maor is also a director of Teva Pharmaceutical Industries Ltd., a publicly-traded company listed on the Tel-Aviv Stock Exchange and New York Stock Exchange., and a director of Strauss Group Ltd., a publicly-traded company listed on the Tel-Aviv Stock Exchange. Ms. Maor holds honorary doctorates from the Technion-Israel Institute of Technology, Ben Gurion University and Bar Ilan University. She received a B.A. in economics and statistics from the Hebrew University in 1964 and an M.B.A. from the Hebrew University in 1967. Ms. Maor is 73 years old. Our board of directors has concluded that Ms. Maor’s qualifications to serve on our board include her experience as a senior corporate executive for over 20 years, her experience as a member of multiple public boards and her extensive experience with financial and accounting matters.

Dori Segal	Mr. Segal was elected as a director in November 2000 and our vice chairman in May 2006. Mr. Segal also serves as executive vice chairman of Gazit, one of our principal, indirect stockholders, and previously served as its president. Mr. Segal also serves as the chairman of the board of First Capital Realty Inc. after having served as its chief executive officer and president from 2000 to 2014. He also served as Chairman of RealPac, the Real Property Association of Canada in 2011 and 2012. Since 1995, Mr. Segal has served as the president of Gazit Israel Ltd., a real estate investment holding company. Mr. Segal is 54 years old. Our board of directors has concluded that Mr. Segal’s qualifications to serve on our board include his experience as a director and executive of a large, publicly traded real estate company and his expertise in operating, owning and managing shopping center assets in North America, in addition to his management activities in numerous international real estate companies.

Vote Required

The vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

RECOMMENDATION – The board of directors recommends a vote FOR each named nominee.

EXECUTIVE OFFICERS

As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position

David Lukes	46	Chief Executive Officer
Thomas Caputo	69	President
Matthew Ostrower	45	Executive Vice President, Chief Financial Officer and Treasurer
Michael Makinen	51	Chief Operating Officer
Michael Berfield	45	Executive Vice President of Development
William Brown	54	Executive Vice President of Development
Aaron M. Kitlowski	43	Vice President, General Counsel and Corporate Secretary

Mr. Lukes also serves as a director. His biographical information can be found in the section entitled “Proposal 1 – Election of Directors” beginning on page 10.

Thomas Caputo has served as our president since March 2008. Prior to joining us, from December 2000 to March 2008, Mr. Caputo was executive vice president and head of the portfolio management and acquisition groups at Kimco Realty Corporation, a publicly-traded real estate investment trust. From January 2000 to December 2000, he was a principal of H&R Retail, a private real estate company specializing in development and redevelopment of real estate and located in Baltimore, Maryland. From April 1983 to December 1999, Mr. Caputo was a principal with RREEF, a pension fund advisor, where he was in charge of nationwide retail acquisitions and dispositions and a member of its investment committee. Prior to joining RREEF, from February 1976 to March 1983, Mr. Caputo was the principal in charge of retail leasing with Cassidy Turley (formerly Collier Pinkard) in Baltimore, Maryland. He has a B.A. from Randolph Macon College.

Matthew Ostrower has served as our executive vice president since March 2015 and as our chief financial officer and treasurer since April 2015. Prior to joining us, Mr. Ostrower served as Managing Director and Associate Director of Research at Morgan Stanley since 2010 and previously served as a Vice President, Executive Director and a Managing Director at Morgan Stanley from 2000 to 2008. From 2008 to 2009, Mr. Ostrower was a founding member of the Gerrity Group, a private retail real estate company focused on the management, leasing and disposition of shopping centers, where he was responsible for capital raising and investment strategy. Mr. Ostrower also served as a member of the Board of Directors of Ramco-Gershenson Properties Trust, a public retail real estate investment trust, from 2010 to February 2015. Mr. Ostrower holds a dual Masters of Science degree in Real Estate and City Planning from Massachusetts Institute of Technology and a Bachelor of Arts degree from Tufts University. Mr. Ostrower is also a Chartered Financial Analyst (CFA).

Michael Makinen has served as our chief operating officer since July 2014. Prior to joining us, Mr. Makinen served as the chief operating officer of Olshan Properties from 2010 to June 2014, as Vice President of Real Estate of United Retail Group – Avenue Stores from 2008 to 2010, as Vice President of Real Estate of Linens ‘n Things from 2004 to 2008 and as Executive Vice President of Thompson Associate, Inc., a real estate consulting firm, from 1990 to 2004. Mr. Makinen holds a B.S. from Michigan State University and a M.A. in geography from Indiana University Bloomington.

Michael Berfield has served as an executive vice president of development since February 2012, as our senior vice president of development from August 2011 to February 2012 and as our vice president of northeast development from January 2010 to August 2011. Prior to joining us, from September 2007 to December 2009 Mr. Berfield was a principal in a joint venture with one of the largest residential property owners in New York City and from February 2002 to August 2007 Mr. Berfield worked for Vornado Realty Trust where he oversaw development of several retail projects in New York City. Mr. Berfield received a B.A. from Washington University.

William Brown has served as an executive vice president of development since February 2015. Prior to joining us, Mr. Brown served as Vice President – Development of Kimco Realty Corporation from 2004 to January

2015 and as Director of Development of Schnitzer Northwest, LLC from 2002 through 2004 and as Vice President – Development of Myers Development Company from 1999 to 2002. Mr. Brown received a B.A. from the University of Southern California.

Aaron Kitlowski has served as our general counsel and corporate secretary since February 2012, our deputy general counsel and assistant corporate secretary from March 2011 to January 2012 and a vice president since joining us in March 2011. Prior to joining us, Mr. Kitlowski served as a Chief Counsel of CIT Group Inc., a finance company, from September 2005 to March 2011. From 1997 to 2000 and again from 2001 to 2005, Mr. Kitlowski was an associate with the law firm of Simpson Thacher & Bartlett, New York, New York. From 2000 to 2001, Mr. Kitlowski served as Assistant General Counsel for Sphera Optical Networks, a fiber optic telecommunications company. Mr. Kitlowski received a B.A. from Duke University and a Juris Doctorate from Duke University School of Law.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2016. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 2005 and has served as our independent registered certified public accounting firm since that time. Ratification of the appointment of the registered certified public accounting firm requires a majority of the votes cast at the meeting. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:	The board of directors recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.

In choosing our independent registered certified public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accounting Firm

The following table provides information regarding fees billed by Ernst & Young LLP to us during or in connection with the years ended December 31, 2014 and 2015 for services provided:

	2014	2015

Audit Fees	$1,034,742	$1,167,670
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

All audit and non-audit services were pre-approved by the audit committee, either pursuant to the audit committee’s pre-approval policy described below or through a separate pre-approval by the audit committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of that firm’s independence from us.

Since 2012, we have engaged our independent registered certified public accounting firm to review certain reconciliations of our GAAP-based annual and interim consolidated financial statements to financial statements prepared in accordance with International Financial Reporting Standards (IFRS), which statements are consolidated by our principal stockholder, Gazit, in its own financial reporting. In 2014 and 2015, these fees totaled $301,105 and $262,870, respectively, but are excluded from the fees cited in the table above because they are reimbursed by Gazit.

Audit Fees

Audit fees for 2014 and 2015 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2014 and 2015, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2014 and 2015, preparation of “comfort letters” for the issuance of our securities, statutory audits of a partially-owned subsidiary and certain accounting consultations.

Audit-Related Fees

We did not incur any audit-related fees in 2014 or 2015.

Tax Fees

We did not incur any fees for tax-related services in 2014 or 2015.

All Other Fees

In 2014 and 2015, we incurred no other fees.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent registered certified public accounting firm to provide any audit or permissible non-audit service to us. The audit committee has adopted an audit and non-audit services pre-approval policy, which is reviewed and reassessed by the audit committee annually. This policy includes a list of specific services within certain categories of services, including audit, audit-related, tax and other services, which will be specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the list of pre-approved services must be separately approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee currently consists of the three directors named below, each of whom is “independent” as that term is defined by the NYSE listing standards and the rules and regulations of the SEC.

Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent accountants are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent accountants included in their reports on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2015 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal year ended December 31, 2015 with our independent accountants and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from our independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with our independent accountants their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent accountants’ independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 26, 2016. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Peter Linneman, Chair

Cynthia Cohen

Galia Maor

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and these discussions with management, the compensation committee has recommended to the board of directors that the below Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2015 and proxy statement for the company’s 2016 annual meeting of stockholders.

Members of the Compensation Committee

Neil Flanzraich, Chair

Jordan Heller

Peter Linneman

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow. It is also intended to provide both a review of our compensation policies for 2015 and to describe our compensation policies with respect to our executive officers. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the chief executive officer, or CEO, and the other executive officers named in the “Summary Compensation Table” below. We refer to the executive officers included in that table as our “named executive officers.” In 2015, our named executive officers consisted of Messrs. Lukes, Caputo, Ostrower, Makinen, Berfield and Langer.

The compensation committee of our board of directors, referred to in this section as the “committee,” designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the committee.

Executive Summary

During the course of the year, we completed our leadership transition which began in 2014 with the appointments of Messrs. Lukes and Makinen as CEO and chief operating officer, respectively, and concluded in April 2015 with the appointment of Mr. Ostrower as our new chief financial officer to replace our former chief financial officer, Mr. Langer.

With the reconstituted management team in place, we focused our resources in 2015 on more clearly defining our growth strategy and taking important steps towards its execution. In the near term, management seeks to increase property-level net operating income, or NOI, through a combination of increased small shop occupancy, improvement in the quality and mix of our anchor tenants and resetting rent levels of anchor tenant leases to market as they approach expiration. In the longer term, management seeks to create value for shareholders through the redevelopment and densification of unique properties within our portfolio where we enjoy strong retail demand, local government support and control of the property’s anchor tenant boxes.

We made significant advances in 2015 on many of these objectives. Key aspects of our performance in 2015 relative to 2014 and 2013 include:

Metric	2015	2014	2013
Same-Property Net Operating Income Growth (“NOI”)[1]	3.8%	3.0%	3.1%
Consolidated Shopping Center Occupancy[2]	96.0%	95.0%	92.4%
Consolidated Small Shop Occupancy[3]	88.7%	86.4%	82.1%
Average In-place Base Rent[4]	$18.78	$17.34	$16.16
Recurring FFO[5]	$184.5 million	$167.7 million	$158.3 million
Recurring FFO per Share	$1.32	$1.28	$1.23
EQY Total Shareholder Return	10.9%	17.4%	11.1%
NAREIT All Equity REIT Index Return	2.8%	28.0%	2.9%

[1]	NOI, or net operating income, is a non-GAAP measure that is viewed by management as an important internal measurement of operating performance as it reflects only those income and expense measures that are recognized and incurred at the property level. The most directly comparable GAAP financial measure is income from continuing operations before tax and discontinued operations, which, to calculate NOI, is adjusted to add back depreciation and amortization, interest expense, impairment losses, general and administrative expense, and to exclude revenue earned from management and leasing services, straight line rent adjustments, accretion of below market lease intangibles (net), gain (loss) on sale of operating properties, equity in income (loss) of unconsolidated joint ventures, gain (loss) on extinguishment of debt, investment income, and other income. Information provided on a “same-property” basis includes the results of properties that we consolidated, owned and operated for the entirety of the year indicated and the immediately prior year and, unless otherwise noted, excludes properties for which significant redevelopment or expansion occurred during either the year indicated or the immediately prior year and, in the case of same-property NOI growth for 2013, one property encumbered by a defaulted mortgage loan. Properties in the “same-property” pool as of December 31, 2015, December 31, 2014 and December 31, 2013 are not identical due to changes occurring in the composition of our portfolio during those years.

More information with respect to the calculation of NOI, the presentation of NOI on a “same-property” basis and a reconciliation of net operating income (loss) to income from continuing operations before tax and discontinued operations can be found on page 42-43 of our Annual Report on Form 10-K for the year ended December 31, 2015.

[2]	As of December 31 of the applicable year. Our consolidated shopping center portfolio excludes non-retail properties, properties held in unconsolidated joint ventures, development and redevelopment properties and, with respect to the year ended December 31, 2013, one property that was encumbered by a defaulted mortgage loan.
[3]	As of December 31 of the applicable year. Consolidated small shop occupancy excludes tenant spaces of 10,000 square feet or more and spaces at non-retail properties, properties held in unconsolidated joint ventures, development and redevelopment properties and, with respect to the year ended December 31, 2013, one property that was encumbered by a defaulted mortgage loan.
[4]	Measured per square foot with respect to the consolidated shopping center portfolio as of December 31 of the applicable year.
[5]	For a discussion of FFO and recurring FFO, and a reconciliation of net income (loss) attributable to Equity One, Inc. to FFO and recurring FFO for the years ended December 31, 2015, 2014 and 2013, including on a per share basis, see Annex A attached to this proxy statement.

With respect to our longer-term redevelopment strategy, in 2015 we announced plans to invest over $100 million in the expansion of Serramonte Shopping Center in Daly City, California which will result in the addition of 247,000 new square feet (209,000 of net leasable square feet), including an entertainment wing, new retail buildings, restaurant pads, a parking deck and common area improvements to the existing interior mall. We also announced plans to invest approximately $33 million in the redevelopment of Countryside Shops in Cooper City, Florida and Pablo Plaza in Jacksonville, Florida. Additionally, we made significant progress in obtaining local approvals for the rezoning of our properties in the Westbard section of Bethesda, Maryland. Finally, we announced the acquisition of a historic mixed-use building located in Cambridge, Massachusetts which offers significant opportunities for retenanting and redevelopment.

Annual Incentive Compensation Actions. In 2014 and early 2015, we entered into employment agreements with Messrs. Lukes, Caputo, Ostrower and Makinen which specify a minimum annual base salary as well as a “target” bonus level. Mr. Berfield’s base salary and target bonus are set annually by the committee. In February 2015, the committee established performance criteria and an incentive bonus plan detailed below which provided each of Messrs. Lukes, Caputo, Ostrower and Makinen with a bonus opportunity of 0% to 200% of the bonus targets specified in their employment agreements. In February 2015, the committee also established an incentive bonus plan for Mr. Berfield which provided him with a bonus target of 167% of his base salary.

In accordance with the foregoing and based on their performance in 2015, the committee awarded bonuses to our named executive officers in the following amounts, expressed both in absolute amount and as a percentage of the bonus targets set forth in their respective employment agreements or, in the case of Mr. Berfield, the bonus target established by the committee in February 2015:

Named Executive Officer	Bonus Award	Percentage of Bonus Target

David Lukes	$1,615,000	190%
Thomas Caputo	$750,000	100%
Matthew Ostrower	$485,507	124%
Michael Makinen	$540,000	180%
Michel Berfield	$737,500	148%

Say on Pay Voting Results. At our 2015 annual meeting of stockholders, we received approximately 98% approval, based on the total votes cast, for our annual advisory “say on pay” vote to approve the compensation of our named executive officers. The committee believes the voting results demonstrate significant support for our named executive officer pay programs, and the committee chose not to make any substantial changes to our compensation programs in response to the 2015 say-on-pay voting results.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain the most talented executives in our industry;

•	motivate executives to achieve corporate performance objectives as well as individual goals; and

•	align the interests of our executives with those of our stockholders.

Management’s and Advisor’s Role in Compensation Decisions

The committee evaluates, in consultation with the full board, the performance of our CEO and determines his compensation based on this evaluation. Our CEO provides significant input in setting the compensation for our other executive officers by proposing the annual performance metrics by which such executives will be measured, providing the committee with an evaluation of their performance and making recommendations for any adjustments to their base and target bonus compensation. He also makes recommendations for equity awards to other employees throughout the company. The committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Under its charter, the committee has the authority to engage independent compensation consultants or other advisors. The committee has on occasion relied upon outside advisors to ascertain competitive pay levels, evaluate pay program design and assess evolving compensation trends. In June 2013, the committee engaged FPL Associates L.P., or FPL, as an independent compensation consultant to benchmark and review our director compensation program. The committee also engaged FPL in 2014 to assist the committee with respect to its review and approval of employment terms with our CEO, Mr. Lukes. The committee also contacts FPL from time to time to obtain market updates concerning compensation matters.

In addition, beginning in 2010, the committee engaged the law firm of Reed Smith LLP to advise it with respect to ongoing committee matters.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation program to include three major elements - base salary, annual bonus incentives and long-term equity incentives, such as stock options, restricted stock awards and performance-based equity awards. Historically, the principal elements of compensation with respect to our top executives are agreed to and determined at the time of our entry into the applicable employment agreements with those executives. The employment agreements specify levels and types of compensation, including base salaries and certain cash and equity bonus targets. The current employment agreements with Messrs. Lukes, Caputo, Ostrower and Makinen are described below under the heading entitled “Potential Payments upon Termination or Change of Control – Employment Agreements with Named Executive Officers.” We have not entered into an employment agreement with Mr. Berfield, and Mr. Berfield’s base salary and target bonus compensation for 2015 were established by the committee in February 2015 with significant input from Mr. Lukes.

Although all three of these elements are integrated into our compensation program, the elements are intended to achieve different objectives:

•	base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment;

•	annual bonus incentives provide additional motivation for the achievement of specified annual objectives at the corporate or individual levels; and

•	long-term equity incentives align the interests of our executives more closely with the interests of our stockholders because they are tied to our financial and stock performance and vest or accrue over a number of years, encouraging executives to remain our employees.

Base Salaries. In order to attract and retain the most talented executives in our industry, we must set the base salaries of executive officers at levels that are competitive with other companies of comparable size and scope that are engaged in the retail real estate industry and that compete with us for executive talent. We expect that the base salaries of our executive officers should be in the upper half of the range of base salaries for comparable positions and tenure at other similarly sized real estate companies. Although base salaries are generally targeted at these levels, the actual salary of an executive may be above or below the targets based on factors unique to that executive, such as experience, competency or the availability of meaningful peer data for the executive. In order to benchmark these levels of base salaries, the committee has in the past engaged compensation consultants, as described above, and subscribes to and reviews relevant published executive compensation surveys, including the National Association of Real Estate Investment Trusts, or NAREIT, annual compensation survey. Based upon information provided by our compensation consultant and those surveys, we believe that our executives’ base salaries fall within the targeted range.

While the employment agreements specify a minimum annual base salary for the CEO and the other applicable executives, the committee reviews these base salaries annually and has the ability to increase an executive’s base salary in light of past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future.

Bonus Incentives. The current employment agreements with Messrs. Lukes, Caputo, Ostrower and Makinen specify annual bonus targets and generally provide the committee with the discretion to pay bonuses above, at or below those target amounts based on the achievement of corporate and/or individual performance measures established by the committee. These employment agreements also provide that for certain of our named executive officers a portion of any annual bonus will be paid in shares of our restricted stock rather than in cash. For this purpose, in accordance with the employment agreements, our shares are valued at a price per share equal to the average closing price on the NYSE during the ten trading days immediately preceding the date on which the amount of the bonus is determined by the committee. The shares so paid will vest in equal portions on the first, second and third anniversaries of the determination date, subject to the conditions set forth in the applicable executive’s employment agreement.

Because the cash bonuses paid to our executives for 2015 were directly related to the achievement of performance measures for a specified period, for purposes of our Summary Compensation Table, we have reflected such payments as compensation under non-equity incentive plans.

The committee typically determines specific bonus performance criteria and the possible bonus amounts applicable to a given year in February of that year. The committee determines whether the bonus performance criteria have been achieved at a meeting in February of the following year, and bonuses, if any, are paid by March 15th of each year.

Equity Incentives. The committee strongly believes that providing executives with an opportunity to increase their ownership of our common stock aligns their interests with the interests of our stockholders and serves as an important retention tool. Therefore, we offer equity incentives that generally take the form of awards of stock options or shares of restricted stock issued under the 2000 plan, which is administered by the committee.

In connection with his April 2014 employment agreement, Mr. Lukes received awards of stock options and restricted stock that vest over the four-year term of the employment period. In connection with his new employment agreement, on January 1, 2015, Mr. Caputo received an award of $1 million of our restricted stock that cliff vests at the end of the two year employment period. Messrs. Ostrower and Makinen also received awards of restricted stock under their employment agreements which vest ratably over a period of four years and two years, respectively. Additionally, the employment agreements with Messrs. Lukes, Ostrower and Makinen provide that half of their annual bonuses will be paid in shares of our restricted stock subject to a three-year vesting schedule, rather than in cash. For 2015, the committee also designated that half of Mr. Berfield’s annual bonus be paid in shares of our restricted stock subject to the same three-year vesting schedule, though the committee later elected to pay 55% of Mr. Berfield’s 2015 annual bonus in shares of our restricted stock.

In negotiating four-year employment agreements with Messrs. Lukes, Ostrower and Makinen, the committee also sought a compensation program that would align the interests of these executives with those of our stockholders by incentivizing these executives to maximize long-term performance across certain key metrics, including absolute and relative stockholder return and recurring FFO growth. Therefore, as part of the employment agreements, each of these executives received long-term incentive plan, or LTIP, awards which are expected to provide the executive with a certain number of shares of our common stock at the end of his four-year employment period to the extent the performance criteria have been achieved during the course of the employment period. The target award is 156,300 shares for Mr. Lukes, 44,379 shares for Mr. Ostrower and 25,685 shares for Mr. Makinen, and each executive has the opportunity to earn anywhere from 0% to 200% of such target at the end of his respective performance period. A description of these long-term incentive awards is provided in the section below entitled “Long Term Incentive Performance Awards.”

Total Annual Compensation. The committee considers total annual compensation, in addition to individual elements of compensation, when assessing the competitiveness of our pay practices. Once again, to gauge this competitiveness, the committee consulted with FPL in 2014 and reviewed the NAREIT compensation survey in connection with the review and implementation of the current employment agreements for Mr. Lukes and certain of our other executives. Total annual compensation for a given year consists of salary, annual cash bonus earned and the value of the stock options and restricted stock awards earned, paid or awarded during that year. While the total compensation varies for each of the named executive officers, we believe that the amounts reflect the committee’s judgment as to the relative contributions and experience of those executives, as well as comparability of their compensation to similarly placed executives in our industry, as determined based upon consultation with the committee’s compensation consultant and review of the NAREIT annual compensation survey.

Other Elements of Compensation

Retirement and Health and Welfare Benefits. We have never had a traditional or defined benefit pension plan. We do, however, maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we match 100% of the participant’s contribution up to 3% of the participant’s annual compensation and 50% of the contribution for the next 3% of the participant’s annual compensation. Our matching contributions are 100% vested when made. Our matching contributions are subject to applicable Internal Revenue Service limits and regulations. The contributions that we made to the 401(k) accounts of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table on page 31 and are detailed in a footnote to that table.

Employment, Termination and Change of Control Agreements. Among our named executive officers, we currently have employment agreements with Messrs. Lukes, Caputo, Ostrower and Makinen. A summary of these employment agreements appears in the section of this proxy statement entitled “Potential Payments Upon Termination or Change of Control – Employment Agreements with Named Executive Officers.” These agreements provide for various payments and benefits to be made to these executives if their employment with us is terminated for certain reasons, including subsequent to a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. The payments provided for in these agreements are to ensure the ongoing commitment of these executive officers to the best interests of our stockholders in the event of a change of control or other potential termination events. We have not entered into any such arrangements with Mr. Berfield.

We also had an employment agreement with Mr. Langer, our former chief financial officer, whose employment with us concluded in April 2015. The compensation received by Mr. Langer in connection with his departure is summarized in the section below entitled “Arrangements with Departing Executive.”

Personal Benefits. We also provide other benefits to certain of our named executive officers under their employment agreements, including the use of a company car, automobile and parking allowances, provision of home office equipment and reimbursement of certain life insurance premiums.

Compensation Governance Practices

Over the past few years we have adopted a number of compensation-related policies and have entered into new employment agreements with certain of our executives in order to implement several best practices in executive compensation. The following are key features of our executive compensation program.

What We Do		What We Don’t Do

✓	We tie pay to performance by making a significant portion of compensation “at risk”.	X	We do not encourage excessive risk taking as incentive compensation is not based on any single performance metric.

✓	Annual incentive pay is based on multiple performance metrics established at the beginning of each year.	X	We do not pay dividends on unearned equity awards subject to performance-based vesting.

✓	A significant portion of the value of long term performance incentives depends on total and relative shareholder return.	X	We do not allow directors or officers to hedge or pledge company securities.

✓	We have stock ownership guidelines for our directors and our named executive officers.	X	We do not allow for repricing of stock options.

✓	We engage an independent compensation consultant to advise the committee, which is comprised solely of independent directors.	X	No excise tax gross-up provisions.

2015 Compensation Decisions

In 2015, our named executive officers consisted of Messrs. Lukes, Caputo, Ostrower, Makinen, Berfield and Langer. Our 2015 compensation arrangements with Mr. Langer, who left our employ in April 2015, are separately discussed in the section below entitled “Arrangements with Departing Executive”.

Employment Agreement with New Chief Financial Officer. Mr. Ostrower joined us in March 2015 and was appointed our chief financial officer upon the departure of Mr. Langer. In structuring Mr. Ostrower’s four-year employment agreement, the committee maintained the same objective used in the recruitment of Mr. Lukes, i.e. to retain industry leading talent through a combination of a competitive base salary and short-term and long-term performance incentives designed to align the interests of the executive with those of our stockholders. Compensation arrangements with Mr. Ostrower are more fully described below under the heading entitled “Potential Payments upon Termination or Change of Control – Employment Agreements with Named Executive Officers” and included an upfront award of restricted stock and an LTIP award. The LTIP has a target award of 44,379 shares of our common stock but its ultimate value will be determined at the end of Mr. Ostrower’s four-year employment period and will depend on our performance during the employment period across four components, including absolute and relative stockholder return and recurring FFO growth. The one-time equity awards granted to retain Mr. Ostrower greatly impact his 2015 compensation reported in the Summary Compensation Table below as applicable disclosure rules require that the full compensation expense associated with these multi-year awards be shown in the year of grant.

Base Salaries. At the outset of 2015, we had employment agreements with each of Messrs. Lukes, Caputo and Makinen which specified minimum annual base salaries for each of these executives. The committee did not adjust any of the base salary levels set forth in these employment agreements for the 2015 calendar year. Mr. Berfield’s base salary of $300,000 for 2015 was reviewed by the committee and established in February 2015. The base salary for Mr. Ostrower was established pursuant to his employment agreement when he joined our company in March of 2015.

Annual Incentive Bonuses. As discussed above, the employment agreements with Messrs. Lukes, Caputo, Ostrower and Makinen specified bonus targets for 2015 and provided that 2015 bonus pay would be determined by the committee based on the achievement of corporate and individual performance measures established at the beginning of the year. In February 2015, the committee established a 2015 bonus target for Mr. Berfield of $500,000.

In February 2015, the committee also established our 2015 incentive bonus plan, which consisted of a set of performance measures for Messrs. Lukes, Caputo, Ostrower, Makinen and Berfield and provided a maximum bonus opportunity of 200% of each executive’s target bonus. Expressed in dollar values, the maximum potential bonus amount payable to each of these executives under the 2015 incentive bonus plan was as follows:

Named Executive Officer	Dollar Value of Maximum Bonus

David Lukes	$1,700,000
Thomas Caputo	$1,500,000
Matthew Ostrower	$800,000
Michael Makinen	$600,000
Michael Berfield	$1,000,000

For Messrs. Lukes, Caputo and Makinen, a significant portion of their performance measures under the 2015 incentive bonus plan were based on the achievement of company-wide operating and portfolio objectives. For Messrs. Ostrower and Berfield, the performance measures were more closely tailored to the achievement of goals for which such executives were individually responsible but also included a component relating to the achievement of the company-wide objectives. In each case, the committee believed that the performance measures were appropriate because their achievement should contribute to our long-term success and the creation of value for our stockholders.

The following charts identify the individual performance measures applicable to each of these executives, the range of performance in 2015 for which points were awarded and the weighting of each of the performance measures to the overall score. The executives received between one and five points for each individual performance measure depending on actual performance relative to the stated performance range or, in the case of discretionary measures, a score assigned by the committee.

Performance Measures - Mr. Lukes	Performance Range	Measurement Weighting

Same-property NOI growth	2% to 4%	20%
Change in IFRS Value Portfolio[1]	0% to 4%	10%
Adjusted FFO (“AFFO”) per share[2]	$0.93 to $1.01	20%
Redevelopment Progress	1 to 5	30%
Compensation Committee’s evaluation	1 to 5	20%

[1]	As part of the 2015 incentive bonus plan, certain executives were evaluated on the increase in the appraised value of the company’s portfolio during the year, the calculation of which excludes the impact of acquisitions but includes the value of disposed properties based on their sales price. The company maintains an appraisal program pursuant to which it periodically conducts internal and/or external appraisals of each of its properties in order to provide its principal shareholder, Gazit, with financial statements prepared in accordance with International Financial Reporting Standards, or IFRS. These appraisals served as the basis for measurement of performance with respect to this element of the 2015 incentive bonus plan.
[2]	AFFO is a non-GAAP measure that, for these purposes, was calculated by adjusting FFO for the following items: plus goodwill impairments, plus transaction costs associated with acquisitions, dispositions and other financing and investing activity, plus amortization of deferred finance fees, plus share based compensation expense, plus loss on debt extinguishment (net), less gain on land sales, plus severance and reorganization costs, less straight line rent adjustments, less accretion of below market lease intangibles (net), less accretion of debt discount (net) and less a measure of recurring capital expenditures.

Performance Measures - Mr. Caputo	Performance Range	Measurement Weighting

Same-property NOI growth	2% to 4%	20%
Change in IFRS Value of Portfolio	0% to 4%	10%
AFFO per share	$0.93 to $1.01	20%
Acquisition and Disposition Activity	1 to 5	30%
Compensation Committee’s evaluation	1 to 5	20%

Performance Measures - Mr. Ostrower	Performance Range	Measurement Weighting

Quality of financial reporting	1 to 5	10%
Budget process and accuracy	1 to 5	10%
Balance sheet management	1 to 5	20%
Achievement of company goals[3]	1 to 5	10%
Audit and Compensation Committee’s evaluation	1 to 5	50%

Performance Measures - Mr. Makinen	Performance Range	Measurement Weighting

Same-property NOI growth	2% to 4%	20%
Change in IFRS Value of Portfolio	0% to 4%	10%
AFFO per share	$0.93 to $1.01	20%
Leasing Progress	1 to 5	30%
Compensation Committee’s evaluation	1 to 5	20%

Performance Measures - Mr. Berfield	Performance Range	Measurement Weighting

Project Pre-Development Preparation	1 to 5	10%
Construction Process and Reporting Accuracy	1 to 5	10%
Sourcing of New Development Opportunities	1 to 5	10%
Achievement of company goals	1 to 5	20%
Compensation Committee’s evaluation	1 to 5	50%

Based on the results of their individual performance measures and the weighting assigned to each measure, each of Messrs. Lukes, Caputo, Ostrower, Makinen and Berfield received a final weighted average score between 1.00 and 5.00 points. The weighted average score was then converted into a multiple of each executive’s target bonus based on the following:

Weighted Average Score	Target Bonus Payment Multiple

1.00 point	0
Greater than 1.00 but less than 5.00 points	(Weighted average score minus 1) ÷ 2
5.00 points	2.00

[3]	For each of Messrs. Ostrower and Berfield, “company goals” were defined to consist of four organization-level goals set for Mr. Lukes at the beginning of 2015, namely same-property NOI growth, change in the IFRS value of the portfolio, AFFO per share and progress on redevelopment activity.

Based on actual performance in 2015 and the weightings assigned to each performance measure, the committee determined that Mr. Lukes earned a weighted average score of 4.80 points, which entitled him to a 2015 incentive bonus of approximately 190% of the bonus target set forth in his employment agreement. Therefore, Mr. Lukes received an incentive award of $1,615,000 which was paid 50% in cash and 50% in shares of our restricted stock with a pro rata vesting schedule of three years in accordance with his employment agreement.

Based on actual performance in 2015 and the weightings assigned to each performance measure, the committee determined that Mr. Caputo earned a weighted average score of 3.00 points, which entitled him to a 2015 incentive bonus of approximately 100% of the bonus target set forth in his employment agreement. Therefore, Mr. Caputo received an incentive award of $750,000 which was paid in cash in accordance with his employment agreement.

Based on actual performance in 2015 and the weightings assigned to each performance measure, the committee determined that Mr. Ostrower earned a weighted average score of 3.48 points, which entitled him to a 2015 incentive bonus of approximately 124% of the bonus target set forth in his employment agreement. Pursuant to the terms of his employment agreement, the amount of Mr. Ostrower’s 2015 bonus was reduced ratably on account of an eight day delay in the commencement of his employment with us. Therefore, Mr. Ostrower received an incentive award of $485,507 which was paid 50% in cash and 50% in shares of our restricted stock with a pro rata vesting schedule of three years in accordance with his employment agreement.

Based on actual performance in 2015 and the weightings assigned to each performance measure, the committee determined that Mr. Makinen earned a weighted average score of 4.60 points, which entitled him to a 2015 incentive bonus of approximately 180% of the bonus target set forth in his employment agreement. Therefore, Mr. Makinen received an incentive award of $540,000 which was paid 50% in cash and 50% in shares of our restricted stock with a pro rata vesting schedule of three years in accordance with his employment agreement.

Based on actual performance in 2015, the committee determined that Mr. Berfield earned a weighted average score of 3.95 points, which entitled him to a 2015 incentive bonus of 148% of the bonus target established by the committee for Mr. Berfield, or $737,500. The committee elected to pay 45% of the award to Mr. Berfield in cash and 55% in shares of our restricted stock with a pro rata vesting schedule of three years.

Arrangements with Departing Executive

In April 2014, we amended our employment agreement with Mr. Langer, our former chief financial officer, to extend its employment period from December 31, 2014 to June 30, 2015. In November 2014, Mr. Langer informed us of his intention not to renew his employment agreement at its conclusion in June 2015. As part of the April 2014 amendment, we committed to pay Mr. Langer a $400,000 retention bonus at the earlier of the conclusion of the extended employment period or the termination of his employment and we agreed to pay Mr. Langer a pro rated bonus for 2015 in an amount not less than the annual bonus target specified in his existing contract based on the number of days in 2015 for which he was employed by us. Following the announcement of Mr. Ostrower as our next chief financial officer, Mr. Langer’s employment with us ended on April 10, 2015, at which time we paid him a retention bonus of $334,000 pursuant to a March 2015 amendment to his employment agreement and a pro rated 2015 bonus of $126,575.

Long Term Incentive Performance Awards

In accordance with its stated objectives of paying for performance and aligning the interests of our executives with those of our stockholders, in 2014 and 2015 the committee provided each of Messrs. Lukes, Ostrower and Makinen with an LTIP award in connection with the execution of his respective employment agreement. The LTIP award will provide each executive with a certain number of shares of our common stock at the conclusion of the executive’s four-year employment period to the extent the performance criteria have been achieved during the course of the employment period. The performance criteria are weighted equally and consist of absolute total shareholder return, relative total shareholder return, growth in recurring FFO and a discretionary component to be assessed by the committee at the conclusion of the performance period. The target awards are 156,300 shares for Mr. Lukes, 44,379 shares for Mr. Ostrower and 25,685 shares for Mr. Makinen, and each of the LTIP awards provides the executive the opportunity to earn anywhere from 0% to 200% of such target at the end of the performance period. For purposes of the relative total shareholder return component, the group of peer companies consists of Acadia Realty Trust, Brixmor Property Group, Inc., DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors.

Tax Issues

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally prohibits any publicly held company from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table other than its chief financial officer. Exceptions are made for qualified performance-based compensation, among other things. Base salaries, minimum bonuses and awards of restricted stock that vest merely upon the passage of time do not qualify as performance-based compensation. Stock options granted with exercise prices equal to the fair market value of a share of our common stock on the grant date should qualify as performance-based compensation for this purpose.

In structuring our compensation programs, the committee considers Section 162(m) and the exception for performance-based compensation. However, the committee does not believe that it is necessarily in our best interests and the best interests of our stockholders for all compensation to meet the requirements of Section 162(m) for deductibility and the committee is not limited to paying compensation under the 2000 plan that is qualified under Section 162(m). As a result, the committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). During 2015, compensation paid to certain named executive officers exceeded the maximum amount deductible under Section 162(m).

As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital.

Other Compensation Policies

Stock Ownership Guidelines. Our board has adopted stock ownership guidelines for certain executive officers in order to further align their interests with those of our stockholders. Under the guidelines, covered executives must own shares of our common stock with an aggregate market value equal to or exceeding a multiple of such officer’s annual base salary, which for the Chief Executive Officer is three times his/her annual base salary, for the President and Chief Financial Officer is two times his/her annual base salary and for the Chief Operating Officer and all other Executive Vice Presidents is one times his/her annual base salary. Officers subject to these guidelines have until the end of the fifth full calendar year after having attained such office in order to achieve compliance. Equity interests that count towards satisfaction of the guidelines include shares owned outright and unvested restricted shares, but do not include unvested performance based shares, shares underlying outstanding stock options or shares pledged to a third party. Once an officer has attained compliance with the guideline, he or she shall not later be deemed out of compliance solely as a result of a subsequent drop in the price of our common shares.

Our board has also adopted stock ownership guidelines applicable to our directors. Pursuant to these guidelines, our directors are expected to own or acquire at least 10,000 shares of our common stock by the end of the third full calendar year after they were first elected.

Compliance with our stock ownership guidelines is tested at the end of each fiscal year. Following the five year grace period, any officer who fails to meet the applicable guideline is generally required to retain all shares of common stock then owned or subsequently granted to them under the company’s equity compensation plans until compliance is achieved. Absent a waiver from the nominating and corporate governance committee or other exemption, a director may not be nominated for re-election to our board at a time when he or she is not in compliance with the guideline.

Anti-Hedging and Anti-Pledging Policy. Our board has also adopted a policy prohibiting our directors, officers and employees from engaging in hedging and other speculative transactions with respect to securities they personally own in the company. We believe such transactions allow a holder to own company securities without the full risks and rewards of ownership and have the potential effect of separating the interests of the holder from those of the company’s long-term stockholders.

Our board has also adopted a policy prohibiting our directors and executive officers from pledging company securities owned individually or through a family trust as collateral for a loan or from holding such securities in an account in which securities are purchased on margin. All of our directors and executive officers are currently in compliance with respect to our hedging and pledging policies.

Stock Option and Equity Award Grant Practices. The committee usually grants annual incentive equity awards in February of each year at a meeting called, among other reasons, for the purpose of evaluating prior year performance and applicable annual incentive compensation. For 2015 performance, these awards were made at a committee meeting held on February 5, 2016. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information.

The committee may also make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise. Generally, these special grants are subject to performance or time vesting, and are issued on the date of grant approval or upon a date following the grant approval date, such as the date on which a new hire commences his or her employment with the company. In 2015, the committee made certain retention-based awards to Mr. Ostrower in connection with the execution of his employment agreement and the commencement of his employment with us.

The exercise price for any equity option award is equal to the fair market value of the company’s common stock on the date of grant. Under the 2000 plan, the fair market value is equal to the closing sales price for a share of our common stock as reported on the NYSE on the effective date of the grant as approved by the committee or the board of directors, unless otherwise approved by the committee.

Recovery of Performance-based Awards. Under Section 302 of the Sarbanes-Oxley Act of 2002, the chief executive and chief financial officers of a publicly-held company are required to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period. Our employment agreements with our named executive officers provide that the bonuses and other incentive-based or equity-based compensation received by an executive from us, and any profits realized by the executive from the sale of securities of the company, are subject to the forfeiture and clawback requirements in the Sarbanes-Oxley Act and other applicable laws, rules and regulations, and that any such repayment or forfeiture must be made within 30 days after notice thereof from us.

Our board of directors expects to adopt additional policies with respect to the recovery of incentive-based compensation paid to executive officers following the announcement of a final clawback rule by the Securities and Exchange Commission and the implementation of related listing requirements by the New York Stock Exchange.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the company. In making such determination, we reviewed the design and operation of our executive compensation policies and practices and took into consideration that for the majority of our executive officers, a significant portion of their total pay is comprised of shares of restricted stock that vest over three to four years and, in the past, has included stock options that vest over similar periods and have a ten-year life. Furthermore, long-term performance-based compensation given to certain of our executive officers is primarily in the form of equity awards whose vesting is subject to our performance across several metrics, including total and relative stockholder return, over a multiyear period.

We believe that these equity award structures and the corresponding vesting conditions and periods applicable to such awards encourage actions and behaviors that increase long-term stockholder value rather than short-term risk taking that could materially and adversely affect the company’s business. In addition, annual incentive compensation awarded to each of our executive officers is based on a number of executive-specific performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior. Finally, the potential for excessive risk taking is further mitigated by the fact that non-executive employees typically receive only a small percentage of their total compensation in the form of variable, performance-based compensation, other than in the case of leasing agents who receive market-based leasing commissions.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2015, 2014 and 2013. For a more thorough discussion of our executive compensation program, see Compensation Discussion and Analysis which begins on page 19 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
David Lukes	2015	850,000	—	808,197	—	807,500	59,858	2,525,555
Chief Executive Officer	2014	543,326	883,155	3,419,301	1,248,000	—	65,175	6,158,957

Thomas Caputo	2015	750,000	—	1,008,659	—	750,000	101,627	2,610,286
President	2014	650,000	—	—	—	446,875	126,592	1,223,467
	2013	650,000	—	—	—	544,375	284,643	1,479,018

Matthew Ostrower	2015	415,063	—	1,413,258	—	242,753	50,625	2,121,699
Executive Vice President
and Chief Financial Officer

Michael Makinen	2015	400,000	—	248,268	—	270,000	19,200	937,468
Chief Operating Officer

Michael Berfield	2015	300,000	—	250,000	—	331,875	23,100	904,975
Executive Vice President –	2014	300,000	—	250,000	—	329,245	34,894	914,139
Development	2013	300,000	—	250,000	—	263,017	67,304	880,321

Mark Langer	2015	129,715	460,575	—	—	—	32,275	622,565
Former Executive Vice President	2014	462,000	—	231,000	—	394,144	63,294	1,150,438
and Chief Financial Officer	2013	462,000	—	231,000	—	355,163	145,213	1,193,376

(1)	The amount shown in this column for Mr. Lukes represents a $383,155 discretionary cash bonus paid to Mr. Lukes in early 2015 for 2014 service pursuant to his employment agreement together with a $500,000 signing bonus paid to Mr. Lukes upon the commencement of his employment in May 2014. In addition to this discretionary cash bonus, Mr. Lukes also received a discretionary bonus award of 13,894 shares of our restricted stock in February 2015 on account of 2014 service having a grant date fair value of $383,197, which value is included in the Stock Award column for 2015 rather than 2014 because these shares were not issued pursuant to a plan-based award made in 2014.

The amount shown in this column for Mr. Langer represents a $334,000 retention bonus and a $126,575 pro rated 2015 bonus paid to Mr. Langer upon the conclusion of his employment with us in April 2015 pursuant to the terms of his amended employment agreement. These payments are described above in the section entitled “Arrangements with Departing Executive”.

(2)	Included in these amounts for 2014 in the case of Mr. Lukes and 2015 in the case of Mr. Ostrower are long-term incentive plan awards made to such executives under their respective employment agreements with a grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification, ASC 718, Compensation – Stock Compensation, or ASC 718, of $1,837,795 in the case of Mr. Lukes and $616,374 in the case of Mr. Ostrower. The award will only be earned upon the achievement of performance criteria over a four-year performance period ending on May 12, 2018 in the case of Mr. Lukes and March 3, 2019 in the case of Mr. Ostrower. The target number of shares of restricted stock issuable to Mr. Lukes at the conclusion of his four-year performance period is 156,300 shares, and the maximum number of shares of restricted stock issuable to (assuming the highest level of performance under the plan) is 312,600 shares. The target number of shares of restricted stock issuable to Mr. Ostrower at the conclusion of his four-year performance period is 44,379 shares, and the maximum number of shares of restricted stock issuable to (assuming the highest level of performance under the plan) is 88,758 shares. The grant date fair value associated with each of these awards was computed in accordance with ASC 718 and is based on the probable outcome of the awards but does not include any amount with respect to the discretionary component of the awards. Assuming that maximum performance is achieved for the non-discretionary portion of these long-term incentive plan awards, the value at the grant date (based on the price of our common stock) would have been $5,361,871 in the case of Mr. Lukes and $1,799,347 in the case of Mr. Ostrower. The terms of these long-term incentive awards are described above in the section entitled “Long Term Incentive Performance Awards.”

Also included in these amounts are retention-based awards of restricted stock granted to Mr. Lukes in 2014 and to Messrs. Caputo and Ostrower in 2015 having grant date fair values of $1,581,506, $1,008,659 and $596,884, respectively, as computed in accordance with ASC 718. In connection with their 2014 incentive bonus, in February 2015, Messrs. Lukes and Makinen were granted 13,894 shares and 3,563 shares of our restricted stock having grant date fair values of $383,197 and $98,268, respectively, computed in accordance with ASC 718, which values are included in the Stock Awards column for 2015 rather than 2014 because these shares were not issued pursuant to a plan-based award made in 2014.

The amounts shown in this column for 2015 with respect to Messrs. Lukes, Ostrower, Makinen and Berfield also include the fair values, computed in accordance with ASC 718, of the equity incentive awards granted on February 6, 2015 pursuant to which each executive was entitled to receive shares of restricted stock upon the achievement of specified performance measures in 2015. The fair values of these awards were based on the probable outcome of the awards, which was determined on the service inception date to be the target value (i.e. $425,000, $200,000, 150,000 and $250,000 for each of Messrs. Lukes, Ostrower, Makinen and Berfield, respectively). Such amounts do not represent the amounts actually paid to Messrs. Lukes, Ostrower, Makinen and Berfield with respect to the equity portion of their 2015 incentive bonus, which amounts were determined in early 2016 with respect to performance in 2015. The maximum value of the equity portion of the 2015 incentive bonuses for Messrs. Lukes, Ostrower, Makinen and Berfield was $850,000, $400,000, $300,000 and $500,000, respectively. The actual amounts of the equity portion of the 2015 incentive bonuses for Messrs. Lukes, Ostrower, Makinen and Berfield were determined in early 2016 to be $807,500, $242,753, $270,000 and $405,625, respectively. Our 2015 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2015 Compensation Decisions – Annual Incentive Bonuses.” See also the “Grants of Plan-Based Awards for 2015” table below regarding the 2015 incentive bonus awards.

For information regarding the calculation of these amounts, see Note 17, “Share-Based Payments,” to the Consolidated Financial Statements included in our 2015 Annual Report to Stockholders.

(3)	Represents the aggregate grant date fair value of the stock options awarded to Mr. Lukes under the 2000 plan in 2014 pursuant to his employment agreement, which was computed in accordance with ASC 718. For information regarding the calculation of the amount reflected in this column, see Note 18, “Share-Based Payment Plans,” to the Consolidated Financial Statements included in our 2014 Annual Report to Stockholders.
(4)	Amounts shown in this column represent the cash portion of incentive bonuses paid under our 2013, 2014 and 2015 incentive bonus plans. Our 2015 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2015 Compensation Decisions – Annual Incentive Bonuses.” In accordance with their employment agreements, Mr. Caputo received 100% of his 2015 annual bonus in cash and each of Messrs. Lukes, Ostrower and Makinen received 50% of his 2015 annual bonus in cash and 50% in shares of restricted stock. The committee elected to pay 55% of Mr. Berfield’s 2015 annual bonus in shares of restricted stock and 45% in cash. See also the “Grants of Plan-Based Awards for 2015” table below regarding the 2015 incentive bonus awards.

(5)	The amounts shown in this column for 2015 include the following:

Name	Company Contributions to Retirement and 401(k) Plans	Automobile Costs*	Insurance	Post- Termination Payments	Accrued Vacation	Relocation Expenses	Total
David Lukes	$18,000	$19,850	$22,008	—	—	—	$59,858
Thomas Caputo	$23,250	$53,377	$25,000	—	—	—	$101,627
Matthew Ostrower	$5,625	—	$15,000	—	—	$30,000	$50,625
Michael Makinen	$13,500	$5,700	—	—	—	—	$19,200
Michael Berfield	$13,500	$9,600	—	—	—	—	$23,100
Mark Langer	$4,733	—	—	—	$27,542	—	$32,275

*	Represents amounts paid by us with respect to an automobile and driver services provided to Mr. Lukes, automobile transportation services provided to Mr. Caputo, a parking allowance for Mr. Makinen and a car allowance provided to Mr. Berfield.

GRANTS OF PLAN-BASED AWARDS FOR 2015

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#) (5)	Grant Date Fair Value of Stock Awards ($) (6)
Name	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#/$)		Target (#/$)		Maximum (#/$)
David Lukes	2/6/2015		2/6/2015	—	—	—	—		—		—		13,894	383,197
	2/6/2015	(1)	2/6/2015	—	425,000	850,000	—		—		—		—	—
	2/6/2015	(1)	2/6/2015	—	—	—	—	(3)	$425,000	(3)	$850,000	(3)	—	425,000

Thomas Caputo	1/1/2015		1/1/2015	—	—	—	—		—		—		39,370	1,008,659
	2/6/2015	(1)	2/6/2015	—	750,000	1,500,000	—		—		—		—	—

Matthew Ostrower	3/3/2015		1/22/2015	—	—	—	—	(4)	33,284	(4)	66,569	(4)	—	616,374
	3/3/2015		1/22/2015	—	—	—	—		—		—		22,189	596,884
	3/3/2015	(1)	2/6/2015	—	200,000	400,000	—		—		—		—	—
	3/3/2015	(1)	2/6/2015	—	—	—	—	(3)	$200,000	(3)	$400,000	(3)	—	200,000

Michael Makinen	2/6/2015		2/6/2015	—	—	—	—		—		—		3,563	98,268
	2/6/2015	(1)	2/6/2015	—	150,000	300,000	—		—		—		—	—
	2/6/2015	(1)	2/6/2015	—	—	—	—	(3)	$150,000	(3)	$300,000	(3)	—	150,000

Michael Berfield	2/6/2015	(1)	2/6/2015	—	250,000	500,000	—		—		—		—	—
	2/6/2015	(1)	2/6/2015	—	—	—	—	(3)	$250,000	(3)	$500,000	(3)	—	250,000

(1)	Represents the service inception dates with respect to awards under the 2015 incentive bonus plan.
(2)	Represents the cash portion of the potential payout under the 2015 incentive bonus plan adopted by the compensation committee on February 6, 2015 and described above in the section entitled “Compensation Discussion and Analysis – 2015 Compensation Decisions – Annual Incentive Bonuses.”
(3)	Represents, in dollars, the value of potential awards of restricted stock issuable as partial payment of 2015 incentive bonuses for Messrs. Lukes, Ostrower, Makinen and Berfield pursuant to the 2015 incentive bonus plan described above in the section entitled “Compensation Discussion and Analysis – 2015 Compensation Decisions – Annual Incentive Bonuses.” These awards are denominated in dollars but payable in shares of restricted stock.
(4)	Represents a long-term incentive plan award granted to Mr. Ostrower under his employment agreement pursuant to which a certain number of shares of our common stock will be issued at the end of the four-year performance period based upon the achievement of four equally-weighted performance components, including a discretionary component to be assessed by the committee at the end of the performance period. The amount represents the target and maximum number of shares that would be issued at the conclusion of the performance period pursuant to the three non-discretionary components of the long-term incentive plan award. The award is described above in the section entitled “Long Term Incentive Performance Awards.”
(5)	The amounts shown in this column for Messrs. Lukes and Makinen represent discretionary bonus awards of restricted stock made in February 2015 on account of 2014 service. These awards are considered to have been made in 2015 rather than 2014 because the executives joined us in 2014 following the date of the committee’s adoption of our 2014 incentive bonus plan and therefore the awards were not granted pursuant to a plan-based award made in 2014. These awards of restricted stock vest over a three year period.

The amount shown in this column for Mr. Caputo represents an award of restricted stock made under his new employment agreement that vests on December 31, 2016, the conclusion of Mr. Caputo’s two-year employment period. The amount shown in this column for Mr. Ostrower represents a retention based award of restricted stock made under his employment agreement that vests over a four year period.

Dividends are payable on these awards in the same amounts and in the same manner as dividends on our other outstanding shares of common stock.

(6)	Represents the ASC 718 grant date fair value of the equity award. For restricted stock awards, the value is calculated using the average of the high and low trading price of our common stock on the grant date. For the long-term incentive plan award granted to Mr. Ostrower under his employment agreement, the value is presented based on the probable outcome of the three non-discretionary performance components of the award. For a discussion of the conditions governing the long-term incentive plan award authorized under Mr. Ostrower’s employment agreement, see the section above entitled “Long Term Incentive Performance Awards.”

Certain amounts shown in this column with respect to Messrs. Lukes, Ostrower, Makinen and Berfield represent the fair value, computed in accordance with ASC 718, of the equity incentive awards granted on February 6, 2015 pursuant to which each executive was entitled to receive shares of restricted stock upon the achievement of specified performance measures. The fair value of these awards was based on the probable outcome of the awards, which was determined on the service inception date to be the target value. Such amounts do not represent the amounts paid to Messrs. Lukes, Ostrower, Makinen and Berfield with respect to the equity portion of their 2015 incentive bonus, which amounts were determined in early 2016 with respect to performance in 2015. The maximum values of the equity portion of the 2015 incentive bonuses for Messrs. Lukes, Ostrower, Makinen and Berfield were $850,000, $400,000, $300,000 and $500,000, respectively. The actual amount of the equity portion of the 2015 incentive bonuses for Messrs. Lukes, Ostrower, Makinen and Berfield were determined in early 2016 to be $807,500, $242,753, $270,000 and $405,625, respectively. Our 2015 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2015 Compensation Decisions – Annual Incentive Bonuses.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2015

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
David Lukes	50,000	150,000	22.87	5/12/2024	112,221	3,046,800	117,225	3,182,659
Thomas Caputo	250,000	—	21.75	3/14/2018	39,370	1,068,895	—	—
	50,000	—	11.59	2/23/2019	—	—	—	—
	16,500	—	19.13	3/17/2020	—	—	—	—
	100,000	—	19.07	2/21/2021	—	—	—	—

Matthew Ostrower	—	—	—	—	31,018	842,139	33,284	903,660

Michael Makinen	—	—	—	—	15,884	431,250	19,264	523,017

Michael Berfield	10,000	—	18.88	3/1/2020	37,145	1,008,487	—	—

(1)	The options vest pro rata over three years commencing on May 12, 2016.
(2)	Consists of the following restricted stock awards that have been awarded but not fully vested:

Name	Year of Award	Number of Shares	Note
David Lukes	2014	68,956	(a	)
	2015	13,894	(b	)
	2016	29,371	(c	)

Thomas Caputo	2015	39,370	(d	)

Matthew Ostrower	2015	22,189	(e	)
	2016	8,829	(c	)

Michael Makinen	2014	2,500	(f	)
	2015	3,563	(b	)
	2016	9,821	(c	)

Michael Berfield	2013	2,684	(g	)
	2014	7,768	(h	)
	2015	11,939	(b	)
	2016	14,754	(c	)

Notes:

The shares of restricted stock vest as follows: (a) pro rata on May 12 of 2016, 2017 and 2018, (b) pro rata over three years commencing on February 6, 2016, (c) pro rata over three years commencing on February 5, 2017, (d) on December 31, 2016, (e) pro rata over four years commencing on March 3, 2016, (f) on July 15, 2016, (g) on February 8, 2016 and (h) pro rata over two years commencing on February 7, 2016. The shares of restricted stock issued in 2016 to Messrs. Lukes, Ostrower, Makinen and Berfield and represented by note (c) above comprise the equity portion of their respective 2015 incentive bonuses determined in early 2016 to have been earned with respect to performance in 2015. The service inception date for this award occurred in 2015. The 2015 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2015 Compensation Decisions – Annual Incentive Bonuses.”

(3)	The amounts in this column have been computed based on the $27.15 closing price per share of our common stock on December 31, 2015.
(4)	Represents the target number of shares of our common stock to be issued to each of Messrs. Lukes, Ostrower and Makinen under the non-discretionary portion of the long-term incentive plan award granted to such executive under his respective employment agreement, which stock will be issued, in whole or in part, on the four-year anniversary of such executive’s employment with the company based on the achievement of certain performance criteria. This award is described above in the section entitled “Long Term Incentive Performance Awards.”

2015 OPTION EXERCI SES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
David Lukes	—	—	—	—
Thomas Caputo	—	—	—	—
Matthew Ostrower	—	—	—	—
Michael Makinen	—	—	2,500	61,100
Michael Berfield	—	—	8,276	227,305
Mark Langer	25,000	148,810	17,915	478,011

(1)	Represents the number of shares of our common stock to which the exercise of the option related multiplied by the difference between the exercise price of the options and price at which the shares relating to the exercised option were sold on the date of exercise.
(2)	Represents the number of shares of our common stock that vested multiplied by the average of the high and low price of our common stock on the vesting date.

DIRECTOR COMPENSATION

Pursuant to our director compensation plan, non-employee directors receive 3,500 shares of common stock upon their initial election to the board of directors and 3,500 shares of common stock annually on January 1 of each year of their service, which shares vest, in both cases, half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, non-employee directors receive an annual cash fee in the amount of $55,000, payable each May following the annual meeting at which they were elected. Chairs of the audit, compensation and nominating and corporate governance committees receive an annual grant of shares of our common stock with a fair market value on the date of grant of $20,000, $20,000 and $10,000, respectively, following the annual meeting at which they are elected, which shares vest half on December 31 of the year of the grant and the other half on December 31 of the following year; and committee members receive an annual cash fee of $15,000, payable each May (other than members of the nominating and corporate governance committee and members of the executive committee, who receive an annual cash fee of $10,000 and $7,500, respectively). In addition, our lead director receives an additional 1,500 shares of common stock annually on January 1, which shares vest half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, each non-employee director receives a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting.

Mr. Lukes, who is also our chief executive officer, is not paid any director’s fees. In addition, Mr. Katzman, our chairman of the board, is paid pursuant to the terms of a chairman compensation agreement, which is described separately below under the section entitled “Potential Payments Upon Termination or Change of Control - Our Chairman’s Compensation Agreement,” and is not paid any of the director fees described above.

In order to further align the interests of our stockholders and directors, our board of directors has adopted stock ownership guidelines for our directors, which are described above under the section entitled “Other Compensation Policies - Stock Ownership Guidelines.”

The following table summarizes the compensation of our non-employee directors in 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation($)		Total ($)

Cynthia Cohen	$110,000	$89,670		—		$199,670
David Fischel	$65,500	$89,670		—		$155,170
Neil Flanzraich	$92,000	$148,564		—		$240,564
Jordan Heller	$97,000	$99,914		—		$196,914
Chaim Katzman	—	—	(2)	$42,828	(3)	$42,828
Peter Linneman	$109,000	$110,134		—		$219,134
Galia Maor	$92,500	$89,670		—		$182,170
Dori Segal	$73,000	$89,670		—		$162,670

(1)	Represents the aggregate grant date fair values for stock awards granted during the year, which are computed in accordance with ASC 718, calculated using the average of the high and low trading price of our common stock on the grant date. The grant date fair values for each stock award granted to directors during 2015 are set forth in the second table below.
(2)	In the case of Mr. Katzman, the table does not include shares of restricted stock issued to Mr. Katzman on January 1, 2015 under his new chairman compensation agreement dated June 2, 2014. Under ASC 718, the grant date is considered to have occurred on May 27, 2014, the date on which the Company approved the terms of the new agreement, even though the shares were not issued until January 2015. The terms of this agreement are described later in this proxy statement under the heading “Potential Payments Upon Termination or Change of Control – Our Chairman’s Compensation Agreement.”
(3)	Represents (i) reimbursement of $29,866 on account of lease and insurance payments relating to an automobile used by Mr. Katzman, (ii) $1,552 in premiums paid by the Company on account of Mr. Katzman’s participation in the Company’s dental insurance plan and (iii) $11,410 paid to Mr. Katzman as partial reimbursement for the cost of his personal medical insurance plan.

The following table sets forth the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2015:

Name	Number of Shares of Restricted Stock	Number of Unvested Options	Number of Vested Options
Ms. Cohen	1,750	—	—
Mr. Fischel	1,750	—	—
Mr. Flanzraich	2,904	—	—
Mr. Heller	1,952	—	—
Mr. Katzman	169,992	—	—
Dr. Linneman	2,154	—	—
Ms. Maor	1,750	—	—
Mr. Segal	1,750	—	—

The aggregate ASC 718 grant date fair value of each of the restricted stock awards granted in 2015 was as follows:

Name	Grant Date	Number of Shares of Restricted Stock Granted	Grant Date Fair Value
Ms. Cohen	1/1/2015	3,500	$89,670
Mr. Fischel	1/1/2015	3,500	$89,670
Mr. Flanzraich	1/1/2015	5,000	$128,100
	5/8/2015	809	$20,464
Mr. Heller	1/1/2015	3,500	$89,670
	5/8/2015	405	$10,244
Mr. Katzman	—	—	—
Dr. Linneman	1/1/2015	3,500	$89,670
	5/8/2015	809	$20,464
Ms. Maor	1/1/2015	3,500	$89,670
Mr. Segal	1/1/2015	3,500	$89,670

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Agreements with our chairman and Messrs. Lukes, Caputo, Ostrower and Makinen require us to make certain payments and provide certain benefits to them in the event of a termination of their agreement or employment, as applicable, following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements that are in effect as of the date of this proxy statement. We have not entered into any such arrangements with Mr. Berfield.

Our Chairman’s Compensation Agreement. Chaim Katzman has served as our chairman of the board since we were founded in 1992. On June 2, 2014, we entered into a new chairman’s compensation agreement with Mr. Katzman which became effective on January 1, 2015. The term of this agreement ends December 31, 2017 and will automatically renew for successive one-year periods unless either party gives the other written notice of termination at least 90 days before its expiration.

In connection with the execution of this agreement, Mr. Katzman received 255,000 shares of restricted stock, of which 7,095 shares vested on January 31, 2015, and 7,083 vest on the last day of each calendar month beginning February 2015 and ending December 2017, subject in each case to the continued retention of Mr. Katzman under the chairman’s compensation agreement. We also granted to Mr. Katzman the right to register any or all securities (including stock options) of Equity One held by him at any time during the term when we propose to register any of our securities under the Securities Act of 1933, as amended. Mr. Katzman is also eligible to receive an annual bonus in an amount determined by the compensation committee in its sole discretion. We also agreed to provide Mr. Katzman with certain healthcare benefits and to pay or reimburse Mr. Katzman for lease and insurance payments and other costs relating to an automobile used by Mr. Katzman for the performance of his duties as our chairman. In February 2016, the agreement was amended to eliminate certain healthcare benefits granted to Mr. Katzman thereunder and to add a $15,000 annual cash retainer to be paid to Mr. Katzman by May 30 of each year.

If the chairman’s compensation agreement is terminated due to death or “disability” (as defined in the agreement) of Mr. Katzman, all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested during the 90-day period following his death or disability will fully vest as of the date of termination. If the agreement is terminated (a) by us “without cause,” or (b) by Mr. Katzman for “good reason” (as such terms are defined in the agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested at any time in the 365 days following the date of termination will fully vest as of the date of termination. If the agreement is terminated (a) by us “with cause,” or (b) by Mr. Katzman other than for “good reason” (as such terms are defined in the agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested in the calendar month when the date of termination occurs will fully vest as of the date of termination.

Under the chairman’s compensation agreement, we have the right to elect, within 20 days following the date of termination of the chairman’s compensation agreement, to redeem any shares of restricted stock that will vest specifically as a result of the termination of the chairman’s compensation agreement for an amount equal to the average closing price of our common stock on the principal stock exchange on which such common stock is then listed and traded during the ten trading days prior to the date of termination.

Employment Agreements with Named Executive Officers. We have executed employment agreements with Messrs. Lukes, Caputo, Ostrower and Makinen. A description of those agreements is as follows:

Term:

Each of the agreements will expire on the following dates and are automatically renewable annually unless either party gives written notice of an intent not to renew.

•        Mr. Lukes. May 12, 2018

•        Mr. Caputo. December 31, 2016

•        Mr. Ostrower. March 3, 2019

•        Mr. Makinen. July 15, 2018.

Base Salary:

•        Mr. Lukes. $850,000

•        Mr. Caputo. $750,000

•        Mr. Ostrower. $500,000

•        Mr. Makinen. $400,000

The base salaries for these executives can be increased annually at the discretion of the compensation committee.

Bonus:

Each executive is entitled to an annual bonus based upon the achievement of certain performance levels established by the compensation committee. It is anticipated that the performance levels will be set for each calendar year so that each executive can reasonably be expected to earn a bonus for such calendar year in an amount equal to the following:

•        Mr. Lukes. 100% of base salary

•        Mr. Caputo. 100% of base salary

•        Mr. Ostrower. $400,000.

•        Mr. Makinen. $300,000.

Bonuses for Mr. Caputo are payable in cash; bonuses for Messrs. Lukes, Ostrower and Makinen are payable one-half in cash and one-half in shares of our restricted stock, which shares will vest in equal portions on the first, second and third year anniversaries of the grant date, subject to the executive then being employed by us. If we allow the executive’s employment agreement to expire (or in the case of Mr. Lukes, if Mr. Lukes elects for his employment agreement to expire), all unvested shares of restricted stock granted to him in respect of the foregoing annual bonuses will vest.

Incentive Compensation:

Upon the commencement of their employment, each of Messrs. Lukes, Ostrower and Makinen received a long-term incentive plan award (the “LTIP”) which entitles him to receive a certain number of shares of our common stock at the end of his four-year performance period subject to the achievement of the performance criteria described below. The target number of shares to be awarded to each executive and the end date of such executive’s four-year performance period is as follows:

•        Mr. Lukes. 156,300 shares subject to a performance period which ends on May 12, 2018.

•        Mr. Ostrower. 44,379 shares subject to a performance period which ends on March 3, 2019.

•        Mr. Makinen. 25,685 shares subject to a performance period which ends on July 15, 2018.

The actual number of shares to be issued to each executive at the conclusion of his performance period, if any, will be based on our performance during the applicable four-year performance period with respect to each of the following components, weighted 25% each: 1) absolute total shareholder return; 2) total shareholder return relative to a group of peer companies; and 3) growth in recurring FFO per share. The remaining 25% of the award will be discretionary based on the performance of each executive as solely determined by our compensation committee. For each of these four components, the executive can earn 0%,

50%, 100%, or 200% of the portion of the target award allocated to such component based on actual performance compared to specified targets (or based on the judgment of the compensation committee in the case of the discretionary component). For purposes of the relative shareholder return component, the group of peer companies consists of Acadia Realty Trust, Brixmor Property Group, Inc., DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors.

Also, upon the commencement of his employment (or upon the commencement of his new employment agreement, in the case of Mr. Caputo), Messrs. Lukes, Caputo, Ostrower and Makinen received the following shares of restricted stock:

•        Mr. Lukes. 68,956 shares, of which (i) 22,986 shares vest on May 12, 2016, (ii) 22,985 shares vest on May 12, 2017 and (iii) 22,985 shares vest on May 12, 2018, in each case if Mr. Lukes is then employed by us (subject to the other terms and conditions of his employment agreement).

•        Mr. Caputo. 39,370 shares which vest on December 31, 2016 if Mr. Caputo is then employed by us (subject to the other terms and conditions of his employment agreement).

•        Mr. Ostrower. 22,189 shares, of which (i) 5,548 shares vest on March 3, 2016, (ii) 5,547 shares vest on March 3, 2017, (iii) 5,547 shares vest on March 3, 2018 and (iv) 5,547 shares vest on March 3, 2019, in each case if Mr. Ostrower is then employed by us (subject to the other terms and conditions of his employment agreement).

•        Mr. Makinen. 5,000 shares, of which (i) 2,500 shares vested on July 15, 2015 and (ii) 2,500 shares vest on July 15, 2016 if Mr. Makinen is then employed by us (subject to the other terms and conditions of his employment agreement).

Also, upon the commencement of his employment, Mr. Lukes received (i) an option to purchase 200,000 shares of our common stock at an exercise price of $22.87 per share, which option vests ratably on the first, second, third and fourth anniversaries of the commencement of his employment so long as Mr. Lukes is employed by us on such vesting dates or such options otherwise vest pursuant to the terms of his employment agreement; and (ii) a signing bonus of $500,000.

Termination and Benefits:

Termination Upon Death or Disability. If an executive’s employment is terminated as a result of death or “disability” (as defined in the employment agreement), then we owe the executive a lump sum payment equal to (a) base salary and, subject to company policy, accrued vacation pay through the date of termination and (b) base salary from the date of termination through the earlier to occur of the 120th day following the date of termination or the end of the term of the agreement. In addition, subject to certain conditions, medical, dental and life insurance benefits for such terminated executive (in the case of termination for disability), his spouse and dependents must be continued by us for the 90-day period following the date of termination, or, if earlier, the end of the term of the employment agreement.

For Messrs. Lukes, Ostrower and Makinen, in the event of termination upon death or disability, (a) any stock awarded as a portion of his bonus that would have vested during the 90 day period following the date of termination will fully vest; and (b) a pro rata percentage of the long term incentive plan award granted under his employment agreement will be paid based on the percentage of the term of the initial employment period that had elapsed prior to the termination and performance through the date of termination. In the case of Messrs. Lukes, Caputo, Ostrower and Makinen, a pro rata portion of the restricted stock award granted to them under their employment agreements will vest based on the percentage of the applicable vesting period that had elapsed prior to the termination less the number of shares that had previously vested. In the case of Mr. Lukes, any portion of the stock options awarded under his employment agreement that would have vested during the 90 day period following the date of termination will vest. And in the case of Mr. Caputo, all unvested stock options granted to him that would have vested during the 90-day period following the date of termination will vest.

Termination Without Cause or By Executive for Good Reason. If an executive’s employment is terminated (a) by us without “cause” (as defined in the employment agreement) or (b) by the executive for “good reason” (as defined in the employment agreement), the executive will receive the following (in addition to accrued base salary and, subject to company policy, vacation pay):

In the case of Mr. Lukes,

•       the lesser of (A) an amount equal to the base salary and annual bonus that Mr. Lukes would have been entitled to receive had he remained employed through the end of the then current term and performed at a level that would have entitled him to receive a target bonus; and (B) an amount equal to Mr. Lukes’ average annual bonus, if any, for the three most recently completed calendar years plus two (2) times Mr. Lukes’ base salary (or 2.9 times Mr. Lukes’ base salary if such termination is in connection with or within 12 months after a Change of Control (as defined in the Employment Agreement));

•       the unvested portion of Mr. Lukes’ initial stock option grant, initial restricted stock grant and any restricted stock granted as a bonus prior to the date of termination will vest; and

•       if Mr. Lukes is terminated before the end of the LTIP’s four-year performance period, a pro rata percentage (determined based on the percentage of the performance period that had elapsed as of the date of termination plus one year) of the greater of (i) 50% of the target LTIP and (ii) the amount that would have been earned based on performance through the date of termination.

In the case of Mr. Caputo,

•       the lesser of (A) an amount equal to the base salary and annual bonus that Mr. Caputo would have been entitled to receive had he remained employed through the end of the then current term and performed at a level that would have entitled him to receive a target bonus; and (B) an amount equal to Mr. Caputo’s average annual bonus, if any, for the three most recently completed calendar years plus two (2) times Mr. Caputo’s base salary (or 2.9 times Mr. Caputo’s base salary if such termination is in connection with or within 12 months after a Change of Control (as defined in the Employment Agreement));

•       all unvested stock options granted to Mr. Caputo prior to the date of termination that would have vested on or prior to the end of the term of the Agreement will vest; and

•       all unvested shares of restricted stock previously granted to Mr. Caputo will vest.

In the case of Messrs. Ostrower and Makinen,

•       the lesser of (A) an amount equal to the base salary and annual bonus that such executive would have been entitled to receive had he remained employed through the end of the then current term and performed at a level that would have entitled him to receive a target bonus; and (B) an amount equal to such executive’s average annual bonus, if any, for the three most recently completed calendar years plus (i) in the case of Mr. Makinen, one (1) times his base salary and (ii) in the case of Mr. Ostrower, two (2) times his base salary (or 2.9 times Mr. Ostrower’s base salary if such termination is in connection with or within 12 months after a Change of Control (as defined in the Employment Agreement));

•       the unvested portion of such executive’s initial restricted stock grant and any restricted stock granted as a bonus prior to the date of termination will vest; and

•       if such executive is terminated before the end of his LTIP’s four-year performance period, a pro rata percentage (determined based on the percentage of the performance period that had elapsed as of the date of termination plus one year) of the greater of (i) 50% of the target LTIP and (ii) the amount that would have been earned based on performance through the date of termination.

In addition, subject to certain conditions, medical, dental and life insurance benefits for the executive, his spouse and dependents must be continued by us for a period of up to 18 months following the date of termination.

Change of Control or Privatization. In the event of a Change of Control or Privatization Transaction (as defined in the employment agreements), all unvested shares of restricted stock granted to Messrs. Lukes, Caputo, Ostrower and Makinen (and, in the case of Mr. Lukes, all unvested stock options granted under his employment agreement) will vest immediately prior to the Change of Control or Privatization Transaction if: (i) immediately following the Change of Control or Privatization Transaction, the shares of our common stock outstanding immediately prior to such event will remain outstanding, but will not be listed on a nationally recognized stock exchange, or (ii) all of the shares of our common stock outstanding immediately prior to such event will be acquired, converted or exchanged for consideration that does not consist entirely of common equity securities that are listed on a nationally recognized stock exchange.

If the Change of Control or Privatization Transaction occurs prior to the end of the initial term of employment, for purposes of the LTIP granted to Messrs. Lukes, Ostrower and Makinen, (i) the performance period will be deemed to end as of the date of such event and (ii) performance will be measured based on the level of achievement of the LTIP components during such shortened period, but the number of shares of our common stock that such executive will be entitled to receive pursuant to the LTIP will be pro-rated based on the percentage of the initial term of employment that had elapsed prior to such event (or, if such executive’s employment is terminated without cause or by the executive for good reason within 12 months after such event, the percentage of the initial term of employment that would have elapsed on the first anniversary of such event).

Restrictive Covenants. Each of the executives has agreed to refrain from certain activities for one year following specified termination events under his employment agreement, including direct competition with us and the solicitation of our employees. Each of the employment agreements provides for customary protections of our confidential information and intellectual property.

Indemnification. We have also agreed to indemnify each executive for liabilities resulting from his employment by us under his employment agreement and have entered into a standard form of indemnification agreement with each executive.

Other Perquisites and Benefits	During the term of Mr. Lukes’ employment agreement, we agreed to provide him, at our cost, with an automobile and driver for his business use. We also agreed to pay for automobile transportation service for Mr. Caputo to and from work. Subject to certain annual limits, we have also agreed to reimburse each of the executives for premiums paid by the executives for life, disability and other similar insurance policies.

Compensation Clawback:	Each employment agreement provides that the bonuses and other incentive-based or equity-based compensation received by the executive from us, and any profits realized by the executive from the sale of securities of the company, are subject to the forfeiture and clawback requirements in the Sarbanes-Oxley Act and other applicable laws, rules and regulations, and that any such repayment or forfeiture must be made within 30 days after notice thereof from us.

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated

on the Last Business Day of 2015

Employee:	Payment ($)	Continued Medical Benefits ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Total Payments ($)

David Lukes
Death or Disability	$279,452	$6,043	$0	$2,631,846	$2,917,341
Without Cause or with Good Reason	$3,105,157	$36,260	$642,000	$5,856,862	$9,640,279
Termination on Change of Control	$3,705,068	$36,260	$642,000	$5,856,862	$10,240,190
Privatization Event without Termination	$0	$0	$642,000	$4,796,702	$5,438,702
Thomas Caputo
Death or Disability	$246,575	$4,500	$0	$534,448	$785,523
Without Cause or with Good Reason	$1,500,000	$18,002	$0	$1,068,896	$2,586,898
Termination on Change of Control	$1,500,000	$18,002	$0	$1,068,896	$2,586,898
Privatization Event without Termination	$0	$0	$0	$1,068,896	$1,068,896
Matthew Ostrower
Death or Disability	$164,384	$3,817	$0	$376,067	$544,268
Without Cause or with Good Reason	$1,400,000	$22,904	$0	$1,396,905	$2,819,809
Termination on Change of Control	$1,850,000	$22,904	$0	$1,396,905	$3,269,809
Privatization Event without Termination	$0	$0	$0	$1,095,882	$1,095,882
Michael Makinen
Death or Disability	$131,507	$6,043	$0	$286,992	$424,542
Without Cause or with Good Reason	$880,938	$36,260	$0	$810,501	$1,727,699
Termination on Change of Control	$880,938	$36,260	$0	$810,501	$1,727,699
Privatization Event without Termination	$0	$0	$0	$658,057	$658,057

(1)	Following a death or disability of the executive or termination of the executive’s employment by us without cause or by the executive with good reason, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for 90 days in the case of death or disability or up to 18 months in the other cases. The amounts in this column represent the estimated COBRA equivalent premiums for the respective periods of required coverage.
(2)	Represents the value of the unvested options owned by the executive as of December 31, 2015 that would vest in the circumstances set forth in this schedule, calculated by multiplying the number of shares underlying such options by the difference between $27.15, the closing price of our common stock on December 31, 2015, and the exercise price of the options.
(3)	Represents the value of the unvested shares owned by the executive as of December 31, 2015 (including the value of the shares awarded to Messrs. Lukes, Ostrower and Makinen in early 2016 with respect to the equity portion of their 2015 incentive bonus) that would vest in the circumstances set forth in this schedule, calculated by multiplying the number of such shares by $27.15, the closing price of our common stock on December 31, 2015. Included in these amounts for Mr. Lukes under the headings Death or Disability, Without Cause or with Good Reason, Termination on Change of Control and Privatization Event are $1,739,824, $2,799,985, $2,799,985 and $1,739,824, respectively, on account of the long term incentive plan award authorized under his employment agreement based on performance during the performance period specified therein as of December 31, 2015 (which values assume that the committee had determined Mr. Lukes’ performance with respect to the discretionary element of the award to be at the target level through December 31, 2015). Included in these amounts for Mr. Ostrower under the headings Death or Disability, Without Cause or with Good Reason, Termination on Change of Control and Privatization Event are $250,715, $551,738, $551,738 and $250,715, respectively, on account of the long term incentive plan award authorized under his employment agreement based on performance during the performance period specified therein as of December 31, 2015 (which values assume that the committee had determined Mr. Ostrower’s performance with respect to the discretionary element of the award to be at the target level through December 31, 2015). Included in these amounts for Mr. Makinen under the headings Death or Disability, Without Cause or with Good Reason, Termination on Change of Control and Privatization Event are $223,446, $375,891, $375,891 and $223,446, respectively, on account of the long term incentive plan award authorized under his employment agreement based on performance during the performance period specified therein as of December 31, 2015 (which values assume that the committee had determined Mr. Makinen’s performance with respect to the discretionary element of the award to be at the target level through December 31, 2015).

PROPOSAL 3 – ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding, advisory vote “FOR” or “AGAINST” the compensation paid to our named executive officers as disclosed and described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, including the compensation tables and the narrative disclosures that accompany the compensation tables.

As described in detail in our Compensation Discussion and Analysis, the compensation tables and related narrative discussion, the compensation of executive officers is designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing stockholder value. We evaluate the relationship between compensation cost, stockholder value and company performance on a regular basis. At-risk elements such as annual bonus incentives and long-term cash and equity incentives comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of stock-based compensation is designed to encourage ownership that results in business decisions that build long-term stockholder value and thus stock price appreciation, and retention of our named executive officers. We believe that the compensation paid to our named executive officers appropriately reflects key achievements as a result of the continued leadership of these named executive officers.

Stockholders are urged to read the section of this proxy statement entitled “Compensation Discussion and Analysis”, which discusses our executive compensation programs in detail, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing in our 2015 annual report that accompanies this proxy statement.

Accordingly, the company requests your vote for the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2016 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and disclosure.

The vote to approve named executive officer compensation requires a majority of the votes cast at the meeting. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:	The board of directors recommends that the stockholders vote FOR the resolution to approve the compensation paid to Equity One’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission and described in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Although the vote is non-binding and advisory, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.

PROPOSAL 4 – APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER AMENDED AND RESTATED 2000 EXECUTIVE INCENTIVE COMPENSATION PLAN FOR PURPOSES OF COMPENSATION DEDUCTIBILITY UNDER INTERNAL REVENUE CODE SECTION 162(M)

Intro duction

Under the Internal Revenue Code (the “Code”), U.S. publicly held companies are not permitted to deduct as compensation more than $1 million paid in any year to the chief executive officer and any of a company’s three other most highly paid executive officers (other than the chief financial officer) unless such payments are “performance-based” as defined in the Code. One of the requirements for certain compensation to be performance-based under the Code is that we must obtain stockholder approval from time to time of the material terms of performance goals for such compensation. The material terms that the stockholders approve provide the performance criteria that our compensation committee may use to grant equity-based awards and non-equity incentive awards under our Amended and Restated 2000 Executive Incentive Compensation Plan (the “2000 Plan”) that qualify as “performance-based” compensation for purposes of the Code.

Our board of directors is requesting stockholder approval of the material terms of our performance criteria in this proposal to enable us to continue to have a stockholder-approved arrangement under which we may receive tax deductions for certain compensation paid to our executive officers. The performance criteria pertain to the following specified forms of compensation that may be awarded to our executives under the 2000 Plan: (1) annual incentive awards and (2) performance awards.

Material Terms of the Performance Criteria

As required by the Code, stockholders must approve each of the material terms of performance criteria if we are to obtain tax deductions for the specified forms of performance-based compensation for executives whose total annual compensation exceeds $1 million, including (1) the employees eligible to receive compensation, (2) the description of the business performance criteria on which the performance goals are based and (3) the maximum amount of performance-based compensation that can be paid to an employee. Each of these aspects is discussed below.

Group of Employees Covered

The group of employees eligible to receive performance-based compensation includes our executives, including the executive officers required to file reports under Section 16 of the Exchange Act. Although the Code limits deductibility only for compensation paid to the chief executive officer and the three other most highly paid executive officers (other than the chief financial officer), we may grant performance-based compensation to all executives in the event that any of them becomes a covered employee for purposes of the Code during the time he or she holds an award covered by this proposal.

Performance Criteria

The 2000 Plan provides that if the compensation committee or the board intends that a performance award or annual incentive award qualifies as performance-based compensation not subject to the limitations on tax deductibility under Code Section 162(m), then one or more of the following business criteria, on a consolidated basis, and/or with regard to specified subsidiaries, geographic regions or business units of ours (except with respect to the earnings per share and total stockholder return criteria), shall be used in establishing performance goals for such awards: (1) earnings per share, (2) revenues or margins; (3) increase in cash flow; (4) operating margin; (5) return on net assets, return on investment, return on capital, return on equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of ours; (9) working capital;

(10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures and development and redevelopment projects; (12) total stockholder return; (13) debt reduction; (14) funds from operations on an absolute or per share basis; (15) financial measures and ratios, including debt service coverage, dividend coverage, debt to assets, debt to stockholders’ equity or other similar measures; (16) share price; (17) dividends; (18) market share or market penetration; (19) attainment of financing, refinancing, or capitalization goals; (20) value creation in the form of an increase in the net asset value of a real estate development or redevelopment project; (21) attainment of leasing goals; (22) operating or property related criteria (on a same property basis or otherwise), including occupancy, net operating income, leasing spreads, improvements in net effective rent, or other similar measures; and (23) any of the above goals determined on an absolute or relative basis and/or as compared to the performance of a published or special index deemed applicable by the compensation committee including, but not limited to, the Standard & Poor’s 500 Stock Index or peer group of industry competitors selected by the compensation committee.

Notwithstanding satisfaction or completion of any performance criteria described above, the compensation committee or the board may, in its discretion, determine that the amount payable as an annual incentive or performance award will be reduced from the amount of any potential award.

Per-Person Maximum Limits

The 2000 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, in any fiscal year, a participant may not be granted performance awards valued by reference to the value of our common stock with a performance period exceeding one year of more than the product of (i) 700,000 shares of our common stock (subject to adjustment in certain circumstances) multiplied by (ii) the number of fiscal years (or a portion thereof) in the performance period for the awards. The maximum amount that may be earned as an annual incentive award valued in cash or by reference to property other than our common stock in any fiscal year by a participant is $2,800,000, and the maximum amount that may be earned as a performance award valued in cash or by reference to property other than our common stock with a performance period exceeding one year is the product of (i) $2,800,000 multiplied by (ii) the number of fiscal years (or a portion thereof) in the performance period for the award.

Subject to applicable law and the rules and regulations of the NYSE, the compensation committee is authorized to adjust the limitations described above and is authorized to adjust outstanding awards, including adjustments to exercise prices of options and other affected terms of awards, in the event that a dividend or other distribution, whether in cash, shares of common stock or other property, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects the common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The compensation committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Vote Required

The approval of the performance goals under the 2000 Plan requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:	The board of directors recommends that the stockholders vote FOR the approval of the material terms of the performance goals under the Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of compensation deductibility under Internal Revenue Code Section 162(m).

SECURITY OWNERSHIP

The table below sets forth, as of March 7, 2016, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our current directors and executive officers as a group.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following table is based on 141,768,667 shares of common stock outstanding as of March 7, 2016. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 7, 2016 or which are scheduled to be issued within 60 days of March 7, 2016 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 410 Park Avenue, Suite 1220, New York, New York 10022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares Owned

Chaim Katzman (1)	49,906,084	35.2%
Dori Segal (2)	49,677,964	35.0%
Erica Ottosson (3)	49,639,564	35.0%
Gazit-Globe, Ltd. (4)	49,632,514	35.0%
M.G.N. (USA), Inc. (5)	35,352,444	24.9%
MGN America, LLC (6)	18,891,998	13.3%
Gazit America, Inc. (7)	14,280,070	10.1%
The Vanguard Group, Inc.(8) 100 Vanguard Blvd. Malvern, PA 19355	11,177,445	7.9%
Gazit First Generation LLC (9)	10,812,312	7.6%
Silver Maple (2001), Inc.	8,893,213	6.3%
Blackrock, Inc. (10) 40 East 52nd Street New York, NY 10022	8,005,736	5.7%
Ficus, Inc.	5,386,857	3.8%
Thomas Caputo (11)	516,700	*
David Lukes (12)	160,516	*
Michael Berfield (13)	54,476	*
Peter Linneman (14)	48,017	*
Neil Flanzraich (15)	47,216	*
Matthew Ostrower (16)	28,975	*
Cynthia Cohen (17)	27,128	*
Galia Maor (17)	17,100	*
Michael Makinen (18)	17,044
Jordan Heller (19)	11,345	*
Joseph Azrack	—	—
All current executive officers and directors of Equity One as a group (14 persons) (20)	50,901,227	35.9%

*	Represents ownership of less than 1.0%

(1)	Includes (i) 49,632,514 shares of common stock beneficially owned by Gazit-Globe, Ltd. (NYSE: GZT), which Mr. Katzman may be deemed to control and (ii) 155,826 shares of unvested restricted stock owned by Mr. Katzman which he presently has the power to vote. Mr. Katzman does not pledge any shares directly owned by him or his family. Gazit-Globe, Ltd. and its subsidiaries have pledged 28,297,246 shares to secure corporate indebtedness owed by them (see footnotes (4), (5), (6), (7) and (9)), which shares are included in Mr. Katzman’s beneficial ownership.
(2)	Includes (i) 49,632,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Segal and Mr. Segal’s spouse, Erica Ottosson, may be deemed to beneficially own as the result of a shareholders agreement entered into among Mr. Katzman, Mr. Segal and Ms. Ottosson regarding their holdings in Norstar Holdings Inc., the parent of Gazit-Globe, Ltd., (ii) 7,050 shares of common stock held jointly with Ms. Ottosson and (iii) 5,250 shares of unvested restricted stock which Mr. Segal presently has the power to vote. Mr. Segal does not pledge any shares directly owned by him or his family. Gazit-Globe, Ltd. and its subsidiaries have pledged 28,297,246 shares to secure corporate indebtedness owed by them (see footnotes (4), (5), (6), (7) and (9)), which shares are included in Mr. Segal’s beneficial ownership.
(3)	Includes (i) 49,632,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Ms. Ottosson and Mr. Segal may be deemed to beneficially own as the result of a shareholders agreement entered into among Mr. Katzman, Mr. Segal and Ms. Ottosson regarding their holdings in Norstar Holdings Inc., the parent of Gazit-Globe, Ltd. and (ii) 7,050 shares of common stock held jointly with Mr. Segal. Ms. Ottosson does not pledge any shares directly owned by her or her family. Gazit-Globe, Ltd. and its subsidiaries have pledged 28,297,246 shares to secure corporate indebtedness owed by them (see footnotes (4), (5), (6), (7) and (9)), which shares are included in Ms. Ottosson’s beneficial ownership.
(4)	Includes (i) 35,352,444 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 14,280,070 shares of common stock beneficially owned by Gazit America, Inc., both of which are wholly-owned subsidiaries of Gazit-Globe, Ltd. Of the shares included as beneficially owned by Gazit-Globe, Ltd., 28,297,246 shares are pledged to secure corporate indebtedness owed by it and its subsidiaries.
(5)	Includes (i) 18,891,998 shares of common stock owned by MGN America, LLC and (ii) 10,812,312 shares of common stock owned by Gazit First Generation LLC, both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc. Of the shares included as beneficially owned by M.G.N. (USA), Inc., 28,297,246 shares are pledged to secure corporate indebtedness owed by it.
(6)	16,890,866 of the shares beneficially owned by MGN America, LLC are pledged to secure indebtedness owed by it.
(7)	Includes (i) 8,893,213 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,386,857 shares of common stock owned by Ficus, Inc., both of which are wholly-owned subsidiaries of Gazit America, Inc.
(8)	Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owner with the SEC on February 10, 2016. The Vanguard Group, Inc. reported sole voting power with respect to 218,471 shares, shared voting power with respect to 64,900 shares, sole dispositive power with respect to 11,012,013 shares and shared dispositive power as to 165,432 shares.
(9)	6,000,000 of the shares beneficially owned by Gazit First Generation LLC are pledged to secure corporate indebtedness owed by it.
(10)	Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owner with the SEC on January 26, 2016. Blackrock, Inc. reported sole voting power with respect to 7,828,779 shares and sole dispositive power with respect to 8,005,736 shares.
(11)	Includes (i) 366,500 shares of common stock issuable to Mr. Caputo upon the exercise of options which are currently exercisable; (ii) 39,370 shares of unvested restricted stock which Mr. Caputo presently has the power to vote; and (iii) and 107,768 shares of common stock owned by the Thomas A. Caputo Family Trust II over which Mr. Caputo presently has the power to vote.
(12)	Includes (i) 50,000 shares of common stock issuable to Mr. Lukes upon the exercise of options which are currently exercisable and (ii) 107,589 shares of unvested restricted stock which Mr. Lukes presently has the power to vote.
(13)	Includes (i) 10,000 shares of common stock issuable to Mr. Berfield upon the exercise of options which are currently exercisable and (ii) 26,597 shares of unvested restricted stock which Mr. Berfield presently has the power to vote.
(14)	Includes 5,654 shares of unvested restricted stock which Dr. Linneman presently has the power to vote.
(15)	Includes 7,904 shares of unvested restricted stock which Mr. Flanzraich presently has the power to vote.
(16)	Includes 25,470 shares of unvested restricted stock which Mr. Ostrower presently has the power to vote.
(17)	Includes 5,250 shares of unvested restricted stock which the director presently has the power to vote.
(18)	Includes 14,696 shares of unvested restricted stock which Mr. Makinen presently has the power to vote.
(19)	Includes 5,452 shares of unvested restricted stock which Mr. Heller presently has the power to vote.
(20)	See footnotes (1) through (19). Also includes 21,176 shares of common stock held by unlisted executive officers (including shares of unvested restricted stock where the applicable executive officer has the right to vote).

As shown above, as of March 7, 2016, we were informed that Gazit and related entities under its control had pledged 28,297,246 shares of our common stock that they own to secure loans made to them by commercial banks (as compared to 37,880,906 shares pledged by Gazit and its related entities as of March 3, 2015 and 51,285,971 shares pledged by Gazit and its related entities as of March 5, 2014). Two members of our board, Messrs. Katzman and Segal, also serve on the board of directors of Gazit and are deemed to have beneficial ownership of the shares of our common stock owned by Gazit. Although our board has adopted policies prohibiting directors from pledging shares they individually own in our company, our board does not have the authority to prohibit other third party stockholders, including Gazit and other institutional investors, from pledging their shares.

If Gazit or its affiliates were to default on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the stockholder’s failure to comply with the financial ratios and other covenants set forth in the applicable pledge agreement and loan documents;

•	if the value of the pledged shares ceases to exceed the principal amount of indebtedness outstanding under the credit facilities by a specified margin as a result of the decline of our stock price or otherwise;

•	the occurrence of a default with respect to other indebtedness owed by the stockholder that would entitle any of the stockholder’s other creditors to accelerate payment of such indebtedness; and

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors.

In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.

For a discussion of our policy on the pledge of our stock by directors and executive officers, see the section of this proxy statement entitled “Compensation Discussion and Analysis – Other Compensation Policies”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2015.

CERTAIN TRANSACTIONS

While not a formal written policy, in the past, either our full board or one of its committees has reviewed and approved or ratified any related party transactions. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•	transactions that potentially could cause a non-employee director to cease to qualify as an independent director under NYSE listing requirements or the ratings criteria of various stockholder or other institutional organizations.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved.

Criteria for board or committee approval or ratification of a related party transaction include, in addition to factors that the board or committee, as applicable, otherwise deems appropriate under the circumstances:

•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•	in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under NYSE listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under NYSE and other regulatory requirements.

The foregoing policies and procedures have been followed in connection with the review and approval or ratification of all of the transactions noted below.

Agreement Regarding IFRS Financial Reporting

We are party to a clarification and protocol agreement with Gazit dated November 30, 2015 which amends and restates prior agreements between Gazit and us. Pursuant to the new agreement, we have agreed to separately prepare our financial statements in accordance with International Financial Reporting Standards, or IFRS, and furnish such financial statements to Gazit and its affiliates for purposes of allowing it to consolidate our financial results with those of Gazit as required by Israeli generally accepted accounting principles and the Tel-Aviv Stock Exchange, on which the shares of capital stock of Gazit are currently traded. This agreement also requires Gazit to reimburse us for internal and third-party expenses incurred by us in connection with the reconciliation of our financial statements to IFRS and, subject to certain limitations, to indemnify us in the event we incur any claims or losses in connection with the reconciliations. During 2015, we incurred approximately $886,000 of expenses that were reimbursable by Gazit. The balance due from Gazit at December 31, 2015 was approximately $242,000.

Lease Agreement

We are party to a 2012 lease agreement with an affiliate of Gazit with respect to 8,540 square feet of office space at one of our shopping centers located in North Miami Beach, Florida. The lease was negotiated at arm’s length and reflected market conditions at the time the lease was signed. In addition to reimbursement of allocable real estate taxes, insurance and common area maintenance costs, the original lease provides for aggregate base rent of $161,406 from November 1, 2012 through October 31, 2013, $166,273 from November 1, 2013 through October 31, 2014 and $171,227 from November 1, 2014 through October 31, 2015. In November 2015, the parties amended the lease to extend its term from October 31, 2015 to April 30, 2016 for additional base rent of $88,176. During 2015, income from Gazit with respect to this lease totaled approximately $253,000, which amount includes reimbursement of allocable real estate taxes, insurance and common area maintenance costs.

Corporate Use of Personal Aircraft

Our board has adopted a written policy pursuant to which our chairman, directors and executive officers are entitled to reimbursement of expenses incurred in connection with travel for company business on chartered aircraft and privately owned or leased aircraft. Pursuant to this policy, in 2015 we paid an affiliate of Gazit approximately $500,000 on account of flights taken by Mr. Katzman, the chairman of our board, on a plane leased by the Gazit affiliate. Reimbursement is made at the full cost associated with such travel, including a proportionate amount of any fixed costs, as determined by the Gazit affiliate.

Private Placement

In March 2015, we completed an underwritten public offering of approximately 3.9 million shares of our common stock at a price to the public of $27.05 per share. In a concurrent private placement, an aggregate of 600,000 shares of our common stock were purchased for $16,230,000 by Gazit First Generation LLC, an affiliate of Gazit, at a price of $27.05 per share. In connection with the purchase agreement, we also executed a registration rights agreement granting the buyer demand and “piggy-back” registration rights.

At-The-Market Program Purchase Option

In November 2015, we initiated a “continuous equity” offering program under which we may sell up to 8.5 million shares of our common stock from time to time in “at-the-market” offerings. As part of the program, we entered into a common stock purchase agreement with a subsidiary of Gazit pursuant to which the subsidiary was given the option to purchase up to 20% of the number of shares of common stock sold by us under the program during each calendar quarter, up to an aggregate of 1,294,000 shares. In order to exercise this option for a particular quarter, the purchaser must make an irrevocable election at least 15 days in advance of the quarter that specifies the number of shares it will purchase as a percentage of the number of shares of common stock sold by us during the quarter. The purchaser may also specify that, notwithstanding the foregoing, the number of shares of common stock that it will purchase will not exceed either a specified dollar amount per quarter or a specified dollar amount in the aggregate. The number of shares to be purchased, and the per share purchase price, will then be determined based on the total number of shares of common stock sold during such quarter and the volume weighted average gross purchase price per share for such shares. We did not sell any shares of our common stock in 2015 under our at-the-market program. As of the date hereof, the purchaser has not purchased any shares of common stock in connection with its option to purchase under the program.

Secondary Offering

In December 2015, affiliates of Gazit completed an underwritten public offering of 4.8 million shares of our common stock that were previously owned by them. Although we did not receive any proceeds from the offering, we incurred expenses of $245,000 in connection with the offering pursuant to existing registration rights agreements with these affiliates.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than 5:00 p.m., Eastern Time, on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, notice of a stockholder nomination or proposal intended to be considered at the 2017 annual meeting, but not included in our proxy statement, must be received by our corporate secretary on or after November 2, 2016, and prior to 5:00 p.m., Eastern Time, on December 2, 2016 and must contain all other information required by our bylaws. In the event that the 2017 annual meeting of stockholders is called for a date that is not within 30 days before or after May 13, 2017, in order to be timely, we must receive such notice not earlier than the 150th day prior to the date of the 2017 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2017 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2017 annual meeting of stockholders is December 2, 2016. Such stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Stockholder proposals should be mailed to the attention of, and copies of the advance notification requirements may be obtained from, our corporate secretary at 410 Park Avenue, Suite 1220, New York, New York 10022. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

2015 ANNUAL REPORT

Copies of our 2015 Annual Report, financial statements and Form 10-K for the year ended December 31, 2015, as filed with the SEC, may be obtained without charge by contacting Equity One, Inc. - Investor Relations, at 410 Park Avenue, Suite 1220, New York, New York 10022.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the 2016 annual meeting of stockholders. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

ANNEX A:

INFORMATION REGARDING CERTAIN FINANCIAL MEASURES

We believe that FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. FFO, as defined by NAREIT, is “net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We make certain adjustments to FFO, which we refer to as Recurring FFO, to account for items we do not believe are representative of ongoing operating results, including transaction costs associated with acquisitions, dispositions and other financing and investing activities, impairment of goodwill and land held for development, severance and reorganization costs and gains (or losses) on the extinguishment of debt. We also believe that Recurring FFO is a useful, supplemental measure of our core operating performance that facilitates comparability of historical financial periods. We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO and Recurring FFO measures. Our method of calculating FFO and Recurring FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO and Recurring FFO are presented to assist investors in analyzing our operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (loss) (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income (loss) attributable to Equity One is the most directly comparable GAAP financial measure to FFO and Recurring FFO.

A-1

Reconciliation of Net Income (Loss) Attributable to Equity One to FFO and to Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, Inc. the most directly comparable GAAP measure, for the periods presented.

	Year Ended December 31,
	2015	2014	2013
	(In thousands, except per share amounts)
Net income attributable to Equity One, Inc.	$65,453	$48,897	$77,954
Adjustments:
Rental property depreciation and amortization, net of noncontrolling interest (1)	91,705	100,130	90,097
Pro rata share of real estate depreciation and amortization from unconsolidated joint ventures	3,947	4,186	4,283
Gain on disposal of depreciable assets, net of tax (1) (2)	(3,875)	(16,898)	(37,877)
Pro rata share of gains on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest (3) (4)	(8,428)	(8,007)	—
Impairments of depreciable real estate, net of tax (1)	12,041	19,620	6,538

Funds From Operations	160,843	147,928	140,995
Earnings attributed to noncontrolling interest (5)	9,995	9,996	9,996

Funds From Operations Available to Diluted Common Shareholders (6)	$170,838	$157,924	$150,991

Weighted Average Diluted Shares (9)	139,518	131,083	129,129

Funds from Operations per Diluted Common Share (6)	$1.22	$1.20	$1.17

Funds From Operations Available to Diluted Common Shareholders (6)	$170,838	$157,924	$150,991
Transaction costs, net of tax (7)	2,733	2,041	3,925
Impairment of land and goodwill, net of tax	2,949	2,230	3,373
Reorganization and severance adjustments (8)	637	2,723	896
Loss on debt extinguishment, net of tax (1)	7,298	3,082	31
Gain on land and outparcel sales, net of noncontrolling interests (1)	—	(349)	(923)

Recurring Funds From Operations Available to Diluted Common Shareholders (6)	$184,455	$167,651	$158,293

Weighted Average Diluted Shares (9)	139,518	131,083	129,129

Recurring Funds from Operations per Diluted Common Share (6)	$1.32	$1.28	$1.23

(1)	Includes amounts classified as discontinued operations.
(2)	Includes the recognition of deferred gains of $3.3 million associated with the 2008 sale of certain properties by the company to GRI-EQY I, LLC for the year ended December 31, 2015.
(3)	Includes the remeasurement of the fair value of the company’s equity interest in GRI-EQY I, LLC of $5.5 million for the year ended December 31, 2015.
(4)	Includes the remeasurement of the fair value of the company’s equity interest in Talega Village Center JV, LLC, the owner of Talega Village Center, of $2.2 million, net of the related noncontrolling interest, for the year ended December 31, 2014.
(5)	Represents earnings attributed to convertible units held by Liberty International Holdings Limited (“LIH”). Although these convertible units are excluded from the calculation of earnings per diluted share, FFO available to diluted shareholders includes earnings allocated to LIH, as the inclusion of these units is dilutive to FFO per diluted share.
(6)	Includes a $4.2 million net termination benefit related to the Loehmann’s lease at 101 7th Avenue and a $1.1 million reversal of bad debt expense associated with the settlement of historical real estate taxes with two tenants for the year ended December 31, 2014.
(7)	Represents costs associated with acquisitions, dispositions and other financing and investing activities. For the year ended December 31, 2015, includes $1.8 million of acquisition and disposition costs and $908,000 of costs associated with a financing transaction that was not consummated, the initiation of the company’s “at-the-market” equity offering program, and affiliate public offerings.
(8)	Includes the effect of the modification of share-based compensation awards associated with the company’s executive transition, as well as, severance, bonus payments and other costs associated with reorganizational changes.
(9)	Weighted average diluted shares used to calculate FFO per share and Recurring FFO per share is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units held by LIH which are convertible into the company’s common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive. In January 2016, LIH exercised its redemption right with respect to all of its outstanding Class A Shares in the CapCo joint venture, and the company elected to satisfy the redemption through the issuance of approximately 11.4 million shares of its common stock to LIH. LIH subsequently sold the shares of common stock in a public offering that closed on January 19, 2016.

A-2

EQUITY ONE, INC. 410 Park Avenue, Suite 1220 New York, New York 10022	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
	01 Joseph Azrack	06 Peter Linneman
	02 Cynthia Cohen	07 David Lukes
	03 Neil Flanzraich	08 Galia Maor
	04 Jordan Heller	09 Dori Segal
05 Chaim Katzman

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
2	Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2016 fiscal year.	☐	☐	☐
3	Proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers.	☐	☐	☐
4

Approval of material terms of performance goals under Amended and Restated 2000 Executive Incentive Compensation Plan for purposes of compensation deductibility under Internal Revenue Code Section 162(m).

		☐	☐	☐

NOTE: In its discretion, the proxy holder is authorized to vote and otherwise represent the undersigned on any other business as may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

EQUITY ONE, INC. This proxy is solicited by the Board of Directors Annual Meeting of Stockholders May 13, 2016 9:00 AM EDT

The stockholder(s) hereby appoint(s) David Lukes and Aaron Kitlowski, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Equity One, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM., Eastern Time, on Friday, May 13, 2016, at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, NY 10022 and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE PROPOSAL IN ITEM 2, FOR THE PROPOSAL IN ITEM 3, AND FOR THE PROPOSAL IN ITEM 4. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side